 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AppFolio, Inc.
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50 Castilian Drive
Santa Barbara, California 93117

NOTICE OF 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2021
Notice is hereby given that AppFolio, Inc., or AppFolio, will hold its 2021 Annual Meeting of Stockholders, or the Annual Meeting, on May 14, 2021, at 8:00 a.m. Pacific Daylight Time, via a live webcast, which can be accessed on the Internet by visiting http://www.virtualshareholdermeeting.com/APPF2021.
To access the Annual Meeting, you will need a 16-digit control number. The control number is provided on the Notice of Internet Availability of Proxy Materials you received in the mail, on your proxy card (if you requested to receive printed proxy materials), or through your broker or other nominee if you hold your shares in "street name."
Stockholders will be able to attend, vote and submit questions virtually during the Annual Meeting.
We are holding the Annual Meeting for the following purposes:

■	To elect three Class III directors to a three-year term to hold office until our 2024 annual meeting of stockholders, or until the date on which their successors are duly elected and qualified;

■	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

■	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

■	To transact such other business as may properly be brought before the Annual Meeting, or any adjournment or postponement thereof.
Our Board of Directors recommends that you vote FOR the election of each of the director nominees; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and FOR the advisory approval of the compensation of our named executive officers.
On or about March 29, 2021, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials, or the Notice, containing instructions for how to access our proxy statement relating to the Annual Meeting, or the Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, or the 2020 Annual Report. As described in the Notice, the Proxy Statement and 2020 Annual Report can be accessed by visiting www.proxyvote.com and using the control number located on the Notice. The Notice also provides instructions on how to vote your shares electronically at the virtual Annual Meeting, by Internet or by telephone, as well as how to receive a paper copy of the Proxy Statement and 2020 Annual Report and vote your shares by mail using a proxy card.
Your interest in the Company and your vote are very important to us. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible
Only owners of shares of our Class A Common Stock and Class B Common Stock at the close of business on March 17, 2021, or the Record Date, are entitled to notice of the Annual Meeting. You are entitled to attend the virtual Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.
On behalf of the Company and our Board of Directors, I would like to express our appreciation for your ongoing interest in AppFolio.
By Order of the Board of Directors,

Jason Randall
President and Chief Executive Officer
Santa Barbara, California
March 29, 2021

APPFOLIO, INC.
PROXY STATEMENT
FOR THE 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
FOR THE 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2021
GENERAL INFORMATION
Our Board of Directors, or our Board, is soliciting proxies for our 2021 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement thereof. The virtual Annual Meeting is being held for the purposes described in this proxy statement, or this Proxy Statement, and the accompanying Notice of 2021 Annual Meeting of Stockholders.
In this Proxy Statement, the terms the "Company," “AppFolio,” “we,” “us,” and “our” refer to AppFolio, Inc. and its subsidiaries.
Please carefully review the following, which is intended to provide general information about the Annual Meeting, including the date and time of the virtual Annual Meeting, the quorum requirement, the proposals to be voted upon, the methods available for voting your shares, and the votes required to adopt the proposals. This information is also intended to provide you with the specific information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC.
If you have questions about the information provided, or would like to request additional information about the Annual Meeting or the proposals to be voted upon, please see the information under the heading “Request for Additional Information” below.

Date and Time	May 14, 2021
8:00 a.m. Pacific Daylight Time

Virtual Meeting	The Annual Meeting will be held virtually via a live webcast, which can be accessed on the Internet by visiting http://www.virtualshareholdermeeting.com/APPF2021.

To access the Annual Meeting, you will need a 16-digit control number. The control number is provided on the Notice of Internet Availability of Proxy Materials you received in the mail, on your proxy card (if you requested to receive printed proxy materials), or through your broker or other nominee if you hold your shares in "street name."

Stockholders will be able to attend, vote and submit questions virtually during the Annual Meeting.

Record Date	March 17, 2021

Quorum Requirement	A quorum exists when at least a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote as of the Record Date is present virtually or represented by proxy at the Annual Meeting.

Shares Outstanding and Entitled to Vote at the Annual Meeting	18,888,032 shares of Class A Common Stock and 15,565,311 shares of Class B Common Stock outstanding as of the Record Date.

Notice of Internet Availability of Proxy Materials	In accordance with SEC rules and regulations, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, or the 2020 Annual Report, primarily via the Internet. Accordingly, on or about March 29, 2021, we mailed to our stockholders a “Notice Regarding the Availability of Proxy Materials," or the Notice, that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be voted upon at the virtual Annual Meeting, and how to request paper copies of this Proxy Statement and the 2020 Annual Report. Stockholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual stockholder meetings.

Proposals to be Voted Upon	Proposal 1 - To elect three Class III directors, Timothy Bliss, Jason Randall, and Winifred Webb, to a three-year term to hold office until our 2024 annual meeting of stockholders, or until the date on which their successors are duly elected and qualified.
Proposal 2 - To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Proposal 3 - To approve, on a non-binding, advisory basis, the compensation of our named executive officers.

Voting our Common Stock	Each share of our Class A Common Stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting. Each share of our Class B Common Stock outstanding on the Record Date is entitled to ten votes on any proposal presented at the Annual Meeting.

Votes Required to Adopt Proposals
Proposal 1: Class III directors will be elected by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the director nominees for Class III director who receive the most FOR votes will be elected as directors.

Proposal 2: The ratification of the appointment of PwC requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting.
Proposal 3: The approval, on a non-binding, advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting.
Definitions of Stockholder of Record and Beneficial Owner	You are considered to be a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, on the record date.

If, however, your shares are held in a brokerage account or by a bank, broker or other nominee, and not in your name, you are considered to be the "beneficial owner" of shares held in "street name."

Voting Methods - Stockholder of Record	If you are a stockholder of record, you can vote your shares using any of the following methods:
(1) By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 13, 2021 (please have the Notice in hand when you visit the website);

(2) By toll-free telephone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 13, 2021 (please have the Notice in hand when you call);
(3) If you requested a paper copy of the Proxy Statement, by completing and mailing the proxy card provided with the Proxy Statement in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; or
(4) Electronically via live webcast at the virtual Annual Meeting.

In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 13, 2021. Proxy cards submitted by U.S. mail must be received before the start of the Annual Meeting.
Voting Methods - Beneficial Owner	If you are the beneficial owner of shares held in “street name” through a broker, trustee or other nominee, please follow the voting instructions provided to you by that nominee in order to vote your shares.

Revoking Your Proxy	If you are a stockholder of record, you may revoke your proxy by (i) voting again using the Internet or telephone before the cutoff time (your latest Internet or telephone proxy is the one that will be counted), (ii) attending the virtual Annual Meeting and voting electronically via live webcast, or (iii) sending a written notice that you are revoking your proxy to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer, and/or by sending an email to cfo@appfolio.com. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.
If you are a beneficial owner, please follow the instructions provided to you by your broker, trustee or other nominee in order to revoke your proxy.

Broker Non-Votes	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, trustee or other nominee holding the shares as to how to vote on matters that are deemed to be “non-routine” under applicable rules. Generally speaking, the beneficial owner of the shares is entitled to give voting instructions to the broker, trustee or other nominee holding the shares, and the nominee will vote those shares in accordance with the instructions. If the beneficial owner does not provide voting instructions, the broker, trustee or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to matters that are considered “non-routine.” In the event that a broker, trustee or other nominee votes shares on the “routine” matters, but is not provided with voting instructions with respect to the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” matters.
Proposal 1 is considered to be a "non-routine" matter under applicable rules. Accordingly, any shares held in "street name" through a broker, trustee or other nominee will not be voted on Proposal 1 unless the beneficial owner affirmatively provides the nominee instructions for how to vote.
Proposal 2 is considered to be a "routine" matter under applicable rules. Accordingly, any shares held in "street name" through a broker, trustee or other nominee may be voted by the nominee on Proposal 2 even if the beneficial owner does not provide the nominee with instructions for how to vote.
Proposal 3 is considered to be a "non-routine" matter under applicable rules. Accordingly, any shares held in "street name" through a broker, trustee or other nominee will not be voted on Proposal 3 unless the beneficial owner affirmatively provides the nominee instructions for how to vote.

If you are the beneficial owner of shares held in "street name" through a broker, trustee or other nominee, please be sure to instruct your nominee regarding how to vote your shares to ensure that your vote is counted with respect to each of the proposals.

Effect of Broker Non-Votes	Broker non-votes will be counted for purposes of calculating whether a quorum is present at the virtual Annual Meeting, but will not be treated as shares present and entitled to vote on any proposal.
Broker non-votes will not affect the outcome of the vote on Proposal 1 since the proposal will be determined by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting.

Proposal 2 is considered a “routine" matter under applicable rules. Accordingly, a broker, trustee or other nominee may generally vote on routine matters without instruction, and therefore broker non-votes are not expected to result in connection with this proposal.

Broker non-votes will not affect the outcome of the vote on Proposal 3 since the proposal will be determined by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Effect of Abstentions	An abstention represents a stockholder’s affirmative election to decline to vote on a proposal. If a stockholder of record indicates an intention to abstain from voting its shares, or if a broker, trustee or other nominee holding shares in "street name" causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the virtual Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum. Because the outcome of Proposal 1 will be determined by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, abstentions will have no impact on the outcome of this proposal. Because the outcome of Proposals 2 and 3 will be determined by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting, abstentions will be counted as a vote against each of Proposals 2 and 3.

Submission of Questions	This year’s stockholders question and answer session will include questions submitted live during the virtual Annual Meeting. An online pre-meeting forum will be available to our stockholders at www.proxyvote.com prior to the date of the Annual Meeting. By accessing this online forum, our stockholders will be able to vote, view the Annual Meeting procedures, and obtain copies of proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2020.

As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting procedures which are pertinent to the Company and the meeting matters, as time permits. Questions may be submitted during the Annual Meeting through http://www.virtualshareholdermeeting.com/APPF2021. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance	We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on May 14, 2021. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions, but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of each of the director nominees; FOR the ratification of the appointment of PwC as our independent registered public accounting firm; and FOR the advisory approval of the compensation of our named executive officers.

Discretion of Proxies	Our Board does not presently know of any other business, other than that described in this Proxy Statement, that will be presented for consideration by our stockholders at the Annual Meeting. However, if any other business is properly brought before the Annual Meeting, it is intended that the shares of our Class A Common Stock and Class B Common Stock represented by proxies will be voted in respect thereof in accordance with the judgment of the persons named as proxies.

Proxy Solicitation Costs	We are paying for the distribution of the proxy materials and the solicitation of proxies in connection with the Annual Meeting. As part of this process, we expect to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation of the Proxy Statement, preparing and mailing the Notice, printing and mailing the Proxy Statement (to the extent requested by stockholders) and tabulating proxies. Our directors, officers and employees may solicit proxies on our behalf, including in person, or by telephone, email or facsimile, but they will not receive additional compensation for providing those services.

Voting Results	In accordance with SEC rules, final voting results for the proposals to be voted upon at the Annual Meeting will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

Request for Additional Information	If you have additional questions about this Proxy Statement or the Annual Meeting, please contact: AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer, and/or send an email to cfo@appfolio.com.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Board Structure
The number of our directors is fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as our Governing Documents. We have a classified Board consisting of three classes of directors, each serving staggered three-year terms. Our directors are divided among the three classes as follows:
▪Class I consists of Andreas von Blottnitz, Agnes Bundy Scanlan, and Janet Kerr, whose terms will expire at our annual meeting of stockholders to be held in 2022;
▪Class II consists of William Rauth and Klaus Schauser, whose terms will expire at our annual meeting of stockholders to be held in 2023; and
▪Class III consists of Timothy Bliss, Jason Randall and Winifred Webb, whose terms will expire at our Annual Meeting.
Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term of that class expires. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Any newly created directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.
Directors may only be removed for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote on the election of directors. Because only approximately one-third of our directors will be elected at each annual meeting of stockholders, two consecutive annual meetings could be required for stockholders to change a majority of the members of our Board.
At the virtual Annual Meeting, our stockholders are being asked to vote for Messrs. Bliss and Randall and Ms. Webb, the three Class III director nominees listed above, to serve a three-year term on our Board until our annual meeting of stockholders to be held in 2024 and until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Each of these director nominees is a current member of our Board, and their respective terms expire at the Annual Meeting. Each of these director nominees has consented to serve if elected.

Director Nominees and Continuing Directors
The following table sets forth certain summary information concerning our director nominees and continuing directors as of March 29, 2021:

Name	Class	Age	Position	Director Since	Current Term Expires
Nominees:
Timothy Bliss(1)	III	68	Director	2008	2021
Jason Randall	III	48	President, Chief Executive Officer and Director	2017	2021
Winifred Webb(1)(2)(3)	III	63	Chairperson of the Audit Committee	2019	2021
Continuing Directors:
Andreas von Blottnitz(2)(3)(4)	I	55	Chairperson of the Board of Directors	2007	2022
Agnes Bundy Scanlan(2)(3)	I	63	Chairperson of the Risk and Compliance Oversight Committee	2020	2022
Janet Kerr(1)(2)(3)(4)	I	66	Chairperson of the Nominating and Corporate Governance Committee	2015	2022
William Rauth(4)	II	77	Chairperson of the Compensation Committee	2015	2023
Klaus Schauser	II	58	Founder and Director	2007	2023
(1)Serves as a member of our nominating and corporate governance committee.
(2)Serves as a member of our audit committee.
(3)Serves as a member of our risk and compliance oversight committee.
(4)Serves as a member of our compensation committee.
The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director, relevant business experience, and public company director positions held currently or at any time during the last five years. The information provided below also addresses the specific experiences, qualifications, attributes or skills that each director nominee or continuing director possesses that caused our Board to determine that the person should serve as a director.
In addition to the information presented below regarding each director nominees' and continuing directors' specific experience, qualifications, attributes and skills, we believe each of our directors has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve AppFolio, our stockholders, and our Board. We also believe that the diversity in professional experience, race, ethnicity, gender, age, education, cultural background and personal background among our directors and the differing experiences and viewpoints stemming therefrom enhance the overall performance of our Board and position us for success, including in understanding opportunities, anticipating challenges and assessing risks. Our Board's demographics are highlighted in the table below.

Director Nominees: Nominees for Election at the Annual Meeting for a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders (Class III Directors)
Timothy Bliss has served as a member of our Board since 2008. Mr. Bliss has been a partner of Investment Group of Santa Barbara, or IGSB, for over 40 years. He received a B.A. from Harvard College and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Bliss’ 13 years of experience with AppFolio and his long history of investing in and building technology companies qualify him to serve on our Board.
Jason Randall has served as our President and Chief Executive Officer and as a director since August 2017. Previously, Mr. Randall served at AppFolio for over nine years, including in key leadership roles. Mr. Randall most recently served as Senior Vice President, AppFolio Property Manager, our software solution for the property management industry. From 2014 to early 2016, he served as Senior Vice President, MyCase, our formerly-owned subsidiary that served the legal industry. From 2008 to 2014, he served as Vice President, Product, for AppFolio Property Manager. Prior to joining AppFolio, Mr. Randall served in various leadership and product development positions, including Senior Director, Product Management, at ExpertCity, Inc., which was acquired by Citrix Systems, Inc. in 2004 and subsequently merged with LogMeIn, Inc. (NASDAQ: LOGM). Mr. Randall received a B.S. in Environmental Studies from the University of California, Santa Barbara.
We believe Mr. Randall's 13 years of experience serving in leadership positions within AppFolio, his considerable experience in the software industry, his significant contributions to our success, and his extensive leadership and strategic planning skills qualify him to serve on our Board.
Winifred Webb has served as a member of our Board since 2019. Ms. Webb is Chief Executive Officer of Kestrel Corporate Advisors, a position she has held since 2013. Prior to that, she was Managing Director at Tennenbaum Capital Partners and, before that, she was a member of the senior executive team at Ticketmaster Entertainment, Inc. Prior to joining Ticketmaster, Ms. Webb served for 20 years with The Walt Disney Company in various senior positions, including as corporate Senior Vice President of Investor Relations and Shareholder Services, and in governance outreach, corporate treasury, and as Executive Director of The Walt Disney Company Foundation. Before Disney, she held roles in investment banking. Ms. Webb is a National Association of Corporate Directors, or NACD, Board Leadership Fellow. She currently serves on the Boards of Directors of ABM Industries Incorporated (NYSE: ABM), and Wynn Resorts, Limited (NASDAQ: WYNN), and on the Board of Trustees of American Homes 4 Rent (NYSE: AMH). Ms. Webb has served on several other public company boards including TiVo, 9Spokes International, and Jack in the Box. Ms. Webb received her M.B.A. from Harvard University and her B.A. (with honors) from Smith College. In addition, Ms. Webb has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon.
We believe Ms. Webb's extensive experience as a senior finance and investor relations executive, her involvement in real estate-related and digital companies, and her service as a public company director qualify her to serve on our Board.

Continuing Directors: Continuing in Office with a Term Expiring at the 2022 Annual Meeting of Stockholders (Class I Directors)
Andreas von Blottnitz has served as a member of our Board since 2007. Mr. von Blottnitz is a former venture partner of BV Capital Management, LLC, which he joined in 2005. He currently serves on the Boards of Directors of a number of private companies. From 1999 to 2004, he served as the Chief Executive Officer of ExpertCity, Inc., which was acquired by Citrix Systems, Inc. in 2004 and subsequently merged with LogMeIn, Inc. (NASDAQ: LOGM). Mr. von Blottnitz received a B.A. in Business Sciences from Wirtschaftsakademie in Hamburg, Germany.
We believe Mr. von Blottnitz’s background as a director and officer of multiple companies in the technology industry, his extensive investing experience, and his leadership and strategic planning skills qualify him to serve on our Board.
Agnes Bundy Scanlan has served as a member of our Board since November 2020. Ms. Bundy Scanlan is the President of The Cambridge Group LLC, a strategy and risk management advisory firm. Prior to that, she was senior advisor for Treliant, where she counseled financial services firms on various challenges, including strategy, governance, regulatory, compliance and risk management matters. From 2015 to 2017, she served as the Northeast Regional Director of Supervision Examinations for the Consumer Financial Protection Bureau. Previously, she also served as the Chief Regulatory Officer, Chief Compliance Officer, Chief Privacy Officer, Regulatory Relations Executive, and Director of Corporate Community Development for, and as legal counsel to, a number of banks and financial services firms, and as legal counsel to the United States Senate Budget Committee. She currently serves on the Board of Directors of Truist Financial Corporation (NYSE: TFC) and NewTower Trust Company. Ms. Bundy Scanlan holds a J.D. from Georgetown University Law Center, a B.A. from Smith College, several Bar memberships, and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon, the Certificate from the University of Cambridge program in Disruptive Technologies and the Certificate in Artificial Intelligence from MIT.
We believe Ms. Bundy Scanlan's extensive risk management, regulatory, compliance, legal and government affairs experience, together with her serving as a director of other public companies, qualify her to serve on our Board.
Janet Kerr has served as a member of our Board since June 2015. Ms. Kerr is the Vice Chancellor of Pepperdine University and Professor Emeritus, founder and Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law and Laure Sudreau Chair Emeritus. She is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Ms. Kerr has founded or co-founded several technology companies, including X-Labs as well as a data analytics company acquired by Bloomberg BNA. She currently serves on the Board of Directors of La-Z-Boy, Inc. (NYSE: LZB) and Tilly’s, Inc. (NYSE: TLYS). Since 2004, Ms. Kerr has served on several other public company boards including Carl's Jr./Hardee's, TSI, Inc. and Fidelity National Financial. She is currently a member of the NACD and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon, the Certificate from the University of Cambridge program in Disruptive Technologies and the Certificate in Artificial Intelligence from MIT.
We believe Ms. Kerr’s extensive corporate governance experience, together with her experience serving as a director of other public companies, qualify her to serve on our Board.
Continuing Directors: Continuing in Office with a Term Expiring at the 2023 Annual Meeting of Stockholders (Class II Directors)
William Rauth has served as a member of our Board since June 2015. Mr. Rauth has been a partner of IGSB for over 40 years. He was a founder of the law firm Stradling Yocca Carlson & Rauth, P.C., where his practice focused on corporate and securities transactions for over 20 years until his retirement from the legal profession. Mr. Rauth has consulted with, and served on, the Boards of Directors of numerous public and private companies. He received a B.A. in Economics from the University of California, Santa Barbara, and a J.D. from the University of California, Berkeley.
We believe Mr. Rauth’s significant experience working with companies in various industries and different stages of the corporate lifecycle, as well as his extensive legal experience, qualify him to serve on our Board.
Klaus Schauser co-founded AppFolio in 2006 and previously served as our Chief Strategist from 2007 to 2020. He has served as a member of the Board since 2007. Mr. Schauser was a co-founder and, from 1999 to 2005, the Chief Technology Officer of ExpertCity, Inc., which was acquired by Citrix Systems, Inc. in 2004 and subsequently merged with LogMeIn, Inc. (NASDAQ: LOGM). He has also served as a Professor of Computer Science at the University of California, Santa Barbara. Mr. Schauser received a Ph.D. in Computer Science from the University of California, Berkeley.
We believe Mr. Schauser’s background as the founder of two cloud-based solution providers, as well as his deep industry and technology experience, qualify him to serve on our Board.
Election of Director Nominees
Directors will be elected by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the director nominees for Class III director who receive the most FOR votes will be elected as directors. Broker non-votes and abstentions will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the election of each of the director nominees. If either director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute director nominee chosen by our Board. In the alternative, the proxies may vote only for any remaining director nominees, leaving one or more vacancies on our Board.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021. PwC has served as our independent registered public accounting firm since 2011.
Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the firm and us and any disclosed relationships or services that may impact the objectivity and independence of the firm, as well as the firm’s performance. As a matter of good corporate governance, our Board is submitting the appointment of PwC to our stockholders for ratification.
We expect a representative of PwC will attend the virtual Annual Meeting. The representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders present virtually at the Annual Meeting.
Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth the fees billed or expected to be billed by PwC for audit, audit-related, tax and all other services rendered for 2020 and 2019 (in thousands):

	2020	2019
Audit Fees	$1,911	$2,102
Audit-Related Fees	—	—
Tax Fees	38	23
All Other Fees	1	1
	$1,950	$2,126
Audit Fees. Represents fees billed or expected to be billed for professional services provided in connection with the audits of our annual financial statements and internal control over financial reporting associated with compliance with Section 404(b) of the Sarbanes-Oxley Act, reviews of our quarterly financial statements, and consultations on accounting matters directly related to the audit of our annual financial statements.
Audit-Related Fees. There were no fees billed by PwC for professional services under "Audit-Related Fees."
Tax Fees. Represents fees billed for tax studies and tax compliance services.
All Other Fees. Represents license fees for accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of this review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board, or PCAOB. Our audit committee has pre-approved all services preformed since the pre-approval policy was adopted.
In addition, in the event time constraints require pre-approval prior to our audit committee's next scheduled meeting, our audit committee has authorized its Chairperson to pre-approve services. Engagements pre-approved by the Chairperson of our audit committee are to be reported to the audit committee at its next scheduled meeting.
Ratification of the Appointment of PwC

The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the appointment of PwC. Abstentions will have the same effect as a vote against the proposal. Broker non-votes are not expected to result in connection with this proposal.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the ratification of the appointment of PwC.
If our stockholders fail to ratify the appointment of PwC, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Background
We are providing our stockholders with the opportunity to cast a non-binding, advisory vote on named executive officer compensation, or a "say on pay" proposal, as described below. The Board recommended, and the stockholders approved at our 2019 annual meeting of stockholders, that such advisory vote would be conducted once every year.
The primary objective of our executive compensation program is to provide a total compensation package designed to attract, motivate and retain executive officers with the skills, energy and commitment required to achieve our short-term and long-term strategic objectives, which we believe will positively impact long-term value. In 2020, we sought to reward achievement through performance-based compensation in the form of our 2020 Short-Term Cash Incentive Plan, our Long-Term Executive Cash Incentive Plans and Long-Term Equity Incentive Plan, which we balanced with guaranteed elements of compensation such as base salary and employee benefits. We promoted a strong alignment of the interest of our executives with those of our stockholders by tying a significant portion of total compensation to the achievement of short-term and long-term strategic objectives. Under our Short-Term Cash Incentive Plan, our performance objectives were based on Board-approved annual targets derived from and aligned with our long-term strategic objectives, which related to long-term profitable growth. Under our Long-Term Executive Cash Incentive Plan, certain of our executive officers are each provided with significant additional motivation to contribute to our achievement of our long-term strategic objectives. Overall, we seek to ensure that the total compensation opportunity available to our executive officers is appropriate for each executive given their respective scope of responsibilities and ability to impact results.
For additional information about our named executive officer compensation program, please refer to the section of this Proxy Statement entitled "Compensation Discussion and Analysis" and the related compensation tables and footnotes.
Proposal
In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote "FOR" the approval of the following resolution at the virtual Annual Meeting:
"RESOLVED, that our stockholders approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K and as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative discussion in the Proxy Statement for our 2021 Annual Meeting of Stockholders."
Effect of Proposal
The resolution above is non-binding. The approval or disapproval of this proposal by stockholders will not require our Board or our compensation committee to take any action regarding our named executive officer compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder disapproval remains with our Board and our compensation committee. Our Board, however, values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, our Board and our compensation committee will carefully consider the outcome of the advisory vote and stockholder opinions received from other communications when making future named executive officer compensation decisions.
Approval of Proposal
The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the advisory approval of the compensation of our named executive officers.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Board has undertaken a review of the independence of each of our continuing directors and director nominees and has affirmatively determined that Messrs. Bliss, von Blottnitz and Rauth, and Mses. Bundy Scanlan, Kerr and Webb, do not have relationships that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of Messrs. Bliss, von Blottnitz and Rauth, and Mses. Bundy Scanlan, Kerr and Webb meets the definition of “independent director” under the applicable NASDAQ listing standards. In making these determinations, our Board considered the current and prior relationships that each continuing director and director nominee has with the Company and all other facts and circumstances our Board deemed relevant. Messrs. Randall and Schauser do not meet the definition of “independent director” as Mr. Randall is a current executive officer of the Company and Mr. Schauser was an executive officer of the Company through May 2020.
Board Leadership Structure
The positions of Chairperson of our Board and Chief Executive Officer are presently separated. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of our Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Chairperson of our Board, particularly as our Board’s oversight responsibilities continue to grow. While our Governing Documents and corporate governance guidelines do not require that the Chairperson of our Board and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Board Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including financial, strategic, operational, legal and regulatory, information technology, cybersecurity and reputational risks. Our audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting as well as implementing our related party transaction policy. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, including whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee is responsible for overseeing our corporate governance practices and policies, including assessing the independence of our Board. Our risk and compliance oversight committee is responsible for overseeing management's risk identification, risk assessment, risk management and compliance with applicable rules and regulations. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its leadership structure is consistent with and supports the administration of its risk oversight function.
Meetings of the Board of Directors
During 2020, our Board held 14 meetings and acted by written consent one time. Each director attended at least 75% of the total number of meetings of our Board held during the period such director served and at least 75% of the total number of meetings held by any of the committees of our Board on which such director served during such period.
Although we do not have a formal policy requiring our directors to attend our annual meetings of stockholders, our directors are encouraged to attend these meetings. All directors, who were active at the time, attended our 2020 annual meeting of stockholders.

    Executive Sessions
In accordance with the applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Committees of our Board
Our Board has established four permanent committees: our audit committee; compensation committee; nominating and corporate governance committee; and risk and compliance oversight committee. Our Board has adopted written charters for each of these committees, all of which satisfy the applicable NASDAQ listing standards and are available on our website at http://ir.appfolioinc.com. The information included on or accessed through our website does not constitute part of this Proxy Statement and shall not be deemed to be “soliciting material” for purposes of the Securities and Exchange Act of 1934, as amended, or the Exchange Act. You should not consider such information in determining how to vote your shares. References in this Proxy Statement to our website address are inactive textual references only.
In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Members will serve on these committees until their resignation or until otherwise determined by our Board.
The composition and responsibilities of each of our permanent committees are described below:
Audit Committee
Our audit committee, which met seven times during 2020, currently consists of Mses. Bundy Scanlan, Kerr and Webb, and Mr. von Blottnitz, each of whom has been determined to satisfy the independence and financial literacy requirements under applicable SEC rules and regulations and applicable NASDAQ listing standards. Ms. Webb serves as the Chairperson of our audit committee. Our Board has affirmatively determined that Ms. Webb is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act.
Our audit committee is responsible for, among other things the oversight of:
▪our accounting and financial reporting processes, including preparation of financial statements and other financial information provided by us to our stockholders and others;
▪the auditing, accounting and financial reporting processes and systems of internal control that are conducted by our independent auditor, our internal audit function (to the extent that the Company has such function) and our financial and senior management;
▪the qualifications, independence and performance of our independent auditor;
▪public disclosure and SEC filing requirements;
▪communications among our independent auditor, our financial and senior management, and our Board; and
▪any other matters delegated to the committee by the Board.
Compensation Committee
Our compensation committee, which met 13 times during 2020, currently consists of Messrs. Rauth and von Blottnitz, and Ms. Kerr, each of whom has been determined to be an independent director under applicable SEC rules and regulations and applicable NASDAQ listing standards. Each member of our compensation committee is also a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined by Section 162(m) of the Internal Revenue Code, or the Code. Mr. Rauth serves as Chairperson of our compensation committee.
Our compensation committee is responsible for, among other things, assisting our Board with respect to:
▪developing and reviewing the compensation programs and strategy applicable to our directors and senior executives, and overseeing our overall compensation philosophy;

▪recommending to our Board for approval each component of compensation paid to our directors and senior executives;
▪administering our cash and equity-based compensation plans applicable to all of our directors, senior executives and employees in accordance with the terms of our compensation committee’s charter;
▪reviewing and discussing with management the tables and narrative discussion regarding executive officer and director compensation to be included in our public filings, including our annual proxy statement;
▪preparing the compensation committee report required by the SEC rules to be include in our annual proxy;
▪perform such other duties and responsibilities as are enumerated in and consistent with our compensation committee’s charter; and
▪providing oversight responsibility delegated to the compensation committee by our Board.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee, which met ten times during 2020, consists of Mses. Kerr and Webb and Mr. Bliss, each of whom has been determined to be an independent director under applicable NASDAQ listing standards. Ms. Kerr serves as Chairperson of our nominating and corporate governance committee.
Our nominating and corporate governance committee is responsible for, among other things:
▪assisting our Board in identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
▪recommending to the Board director nominees for each committee of the Board;
▪developing and recommending to our Board such corporate governance guidelines and procedures as the committee determines is appropriate from time to time;
▪overseeing the evaluation of our Board and of each committee of our Board;
▪conducting ongoing Board education;
▪providing oversight responsibility delegated to the Committee by the Board; and
▪performing such other duties and responsibilities as are enumerated in and consistent with the nominating and corporate governance committee charter.
Risk and Compliance Oversight Committee
Our risk and compliance oversight committee, which met 11 times during 2020, consists of Mses. Bundy Scanlan, Kerr and Webb, and Mr. von Blottnitz, each of whom has been determined to be an independent director under applicable NASDAQ listing standards. Ms. Kerr served as Chairperson of our risk and compliance oversight committee during 2020 with Ms. Bundy Scanlan succeeding Ms. Kerr as Chairperson effective January 1, 2021.
Our risk and compliance oversight committee is responsible for, among other things:
▪reviewing, understanding and monitoring the Company's applicable risk management and legal compliance frameworks, or the frameworks;
▪monitoring the performance of management with respect to adhering to the frameworks;
▪monitoring the capabilities of the Company personnel that are involved in implementing the frameworks;

▪reviewing the means by which the Company monitors compliance with applicable legal and regulatory requirements and the Company's material legal and regulatory compliance risk exposures and the steps taken by management to monitor or mitigate such exposures;
▪reviewing the Company's privacy program and material privacy and data use risk exposures and the steps taken by the Company to monitor or mitigate such exposures;
▪reviewing the Company's cybersecurity program and cybersecurity risk exposures and the steps taken by the Company to monitor or mitigate such exposures;
▪helping to set the tone and develop a culture within the Company regarding the importance and value of risk management and legal compliance;
▪reviewing and assessing the adequacy of its written charter on an annual basis; and
▪overseeing such other matters as are specifically delegated to our compensation committee by our Board from time to time.
Stockholder Nomination of Directors
Stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the name and qualifications of the candidate(s) to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer, and/or by email to cfo@appfolio.com. Our Chief Financial Officer will forward all recommendations to our nominating and corporate governance committee. Our nominating and corporate governance committee will review and consider any director candidate(s) recommended by our stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors, management, or any other party, so long as such directors have been nominated in accordance with the procedures set forth in our Governing Documents. We did not receive any director candidate recommendations from our stockholders in anticipation of the Annual Meeting. See the section of this Proxy Statement entitled “Additional Information - Procedures for Submitting Stockholder Proposals” for additional information.
Director Qualifications
Our nominating and corporate governance committee consults with other members of our Board and management in identifying and evaluating candidates for director. Our nominating and corporate governance committee and our Board believe candidates for director should have certain minimum qualifications. Consistent with the terms of our corporate governance guidelines, the current minimum selection criteria established by our nominating and corporate governance committee include, without limitation:
▪each director should be committed to enhancing long-term stockholder value and must possess a high level of integrity, personal and professional ethics, and sound business judgment;
▪each director should be free of any conflicts of interest which would violate applicable laws, rules, regulations or listing standards, conflict with any of our corporate governance policies or procedures, or interfere with the proper performance of his or her responsibilities;
▪each director should possess experience, skills and attributes which enhance his or her ability to perform duties on our behalf. In assessing these qualities, the nominating and corporate governance committee will consider such factors as (i) personal qualities, skills and attributes, (ii) expertise in specific business areas, including accounting, marketing, strategy, financial reporting or corporate governance, and (iii) professional experience in the software industry or similar industries. The nominating and corporate governance committee may also consider such other factors as it determines would reasonably be expected to contribute to the overall effectiveness of our Board;
▪each director should have the ability and willingness to devote the necessary time and effort to perform the duties and responsibilities of membership on our Board; and
▪each director should demonstrate an understanding that his or her primary responsibility is to serve the best interests of our stockholders, and not his or her personal interest or the interest of a particular group or stockholder.

In recommending director nominees for appointment to our board of directors, our nominating and corporate governance committee also actively considers diversity characteristics, including diversity of professional experience, race, ethnicity, gender, age, education, cultural background and personal background. However, we have not adopted a formal policy regarding the consideration of specific diversity characteristic, and instead prefer to rely on the judgment of our highly-qualified committee in recommending candidates with the most appropriate mix of experiences, skills and expertise.
Human Capital
We believe our people are at the heart of our success and our customers’ success. We endeavor to not only attract and retain talented employees, but also to provide a challenging and rewarding environment to motivate and develop our valuable human capital. We look to our talented employees to lead and foster various initiatives that support our company culture including those related to diversity, equity and inclusion. In addition, we rely heavily on our talented team to execute our growth plans and achieve our long-term strategic objectives.
We believe that our company culture, driven by a dedication to the following six core values, provides us with a competitive advantage:
▪Simpler Is Better
▪Great, Innovative Products Are Key To A Great Business
▪Great People Make A Great Company
▪Listening To Customers Is In Our DNA
▪Small, Focused Teams Keep Us Agile
▪We Do The Right Thing; It’s Good For Business
At December 31, 2020, we had 1,335 full-time employees and also routinely engage temporary employees and consultants. We consider our relationship with our employees and consultants to be strong. None of our employees are represented by a labor union or covered by a collective bargaining agreement.
Codes of Business Conduct and Ethics
We have adopted a code of business conduct and ethics relating to the conduct of our business that is applicable to all of our employees, officers and directors, as well as a separate code of business conduct and ethics that is applicable to our Chief Executive Officer and other senior financial officers, both of which are available on our website at http://ir.appfolioinc.com. We expect that any amendment to either code of business conduct and ethics, or any waivers of their respective requirements that are applicable to our executive officers or directors, will be disclosed on our website or in our future filings with the SEC.
Stockholder Communications with our Board
Our Board provides our stockholders the ability to communicate with our Board as a whole, and with our individual directors through an established process for stockholder communication. For a stockholder communication directed to our Board as a whole, stockholders and other interested parties may send such communication to the attention of our Board at cfo@appfolio.com or via U.S. Mail or Expedited Delivery Service to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Board of Directors c/o Chief Financial Officer. For a stockholder communication directed to an individual director in his or her capacity as a member of our Board, stockholders and other interested parties may send such communication to the attention of the individual director at cfo@appfolio.com or via U.S. Mail or Expedited Delivery Service to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: [Name of Individual Director] c/o Chief Financial Officer.
We will review all incoming stockholder communications and promptly forward such communications to the director(s) to whom such communications are addressed. We will generally not forward communications that are unrelated to the duties and responsibilities of our Board, including communications that we determine to be primarily commercial in nature, product or service complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

Compensation Committee Interlocks and Insider Participation
Messrs. Rauth and von Blottnitz, and Ms. Kerr each served on the compensation committee during the fiscal year ended December 31, 2020, each of whom has been determined to be an independent director under applicable SEC rules and regulations and applicable NASDAQ listing standards. None of the members of our compensation committee is or has ever been an officer or employee of our company or any of its subsidiaries. Except as disclosed in the section of this Proxy Statement entitled “Related Party Transactions,” none of the members of our compensation committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K, nor is any such relationship currently contemplated. None of our executive officers currently serves, or in the past year has served, as a member of our Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.
We have entered into an indemnification agreement with each of our directors, including each of the members of our compensation committee. See the section of this Proxy Statement entitled “Related Party Transactions” for additional information.
Director Compensation Policy
Under our Board approved director compensation policy, we pay our non-employee directors a cash retainer for service on our Board and for service on each committee on which the director is a member. The Chairperson of our Board and the Chairperson of each committee receives a higher retainer for such service.
The fees we pay to our non-employee directors for service on our Board and for service on each committee are as follows (Chairperson annual retainers are in lieu of, and not in addition to, director annual retainers):

	Director Annual Retainer	Chairperson Annual Retainer
Board of Directors	$40,000	$50,000
Audit Committee	10,000	50,000
Compensation Committee	10,000	50,000
Nominating and Corporate Governance Committee	10,000	50,000
Risk and Compliance Oversight Committee	10,000	50,000
In addition, each non-employee director receives the following:
▪Annual equity award. Each continuing non-employee director is granted an annual restricted stock award of our Class A Common Stock with a fair market value of $150,000 under our 2015 Stock Incentive Plan, or the 2015 Plan.
▪Initial equity award. Each new non-employee director will receive an onboarding restricted stock award of our Class A Common Stock with a fair market value of $250,000 under the 2015 Plan.
Each grant will vest in full on the one-year anniversary of the grant date, subject to the director’s continuous service. Restricted stock grants are expected to be made annually, with the number of shares granted to be based on the fair market value of our Class A Common Stock on the grant date. All unvested shares of restricted stock granted to the non-employee directors pursuant to the policy will immediately vest in full upon a change-in-control transaction. No director held outstanding stock awards or options as of December 31, 2020. See the section of this Proxy Statement entitled “Compensation Discussion and Analysis - Stock Incentive Plans - 2015 Stock Incentive Plan” for additional information.
Notwithstanding the foregoing, our non-employee directors who beneficially own 5% or more of the outstanding shares of our Class A Common Stock or Class B Common Stock will not be eligible to participate in our director compensation policy. Accordingly, Messrs. Bliss, Rauth, and Schauser are not currently eligible to receive compensation pursuant to our director compensation policy.

We have agreed to reimburse all of our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings as well as continuing director education.
Our directors who are also our employees receive no additional compensation for their service as directors, and none of such directors serve on any of our standing Board committees. During 2020, and as of the date of this Proxy Statement, Mr. Randall was our employee.
Director Compensation Table
The following table provides information regarding the total compensation that was granted or paid to each of our directors who was neither our employee nor a beneficial owner of 5% or more of the outstanding shares of our Class A Common Stock or Class B Common Stock (which directors were not entitled to compensation for their membership on our Board under our director compensation policy) during 2020:

		Restricted Stock Awards
Directors Eligible to Receive Compensation	Fees Earned or Paid in Cash(1)	Valuation(2)	Shares(3)	Total Compensation
Andreas von Blottnitz	$78,417	$150,000	935	$228,417
Agnes Bundy Scanlan(4)	9,890	250,000	1,756	259,890
Janet Kerr	152,083	150,000	935	302,083
James Peters(5)	39,167	—	—	39,167
Winifred Webb	91,028	150,000	935	241,028

(1)Amounts in this column reflect the total cash retainer earned by each director for Board and committee service during 2020.
(2)Amounts shown in this column do not necessarily reflect the actual value realized or to be realized by the directors or the amount of stock-based compensation expense reported within our consolidated financial statements. Instead, these amounts reflect the total grant date fair market value of each restricted stock grant computed in accordance with the provisions of Financial Accounting Standards Board’s Accounting Standard Codification 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2020 Annual Report. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)Amounts in this column reflect the aggregate number of shares of restricted stock granted to the directors during 2020 pursuant to our director compensation policy. Each of these shares of Class A Common Stock will vest in full on the one-year anniversary of the grant date, and are subject to repurchase until then.
(4)On October 8, 2020, the Board appointed Ms. Bundy Scanlan to serve on the Board as a Class I director effective November 1, 2020. In connection with her appointment, Ms. Bundy Scanlan received a restricted stock award of the Company's Class A Common Stock with a fair market value of $250,000, which will vest according to the Company's standard non-employee director vesting schedule.
(5)Mr. Peters served on the Board as a Class II director through May 22, 2020, the date of our 2020 annual meeting.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the Board comprised solely of independent directors as required by the NASDAQ listing standards and the rules and regulations of the SEC. The audit committee operates under a written charter approved by the Board, which is available on our website. The composition of the audit committee, the experiences, qualifications, attributes or skills of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
▪Reviewed and discussed the audited financial statements with management and PwC;
▪Discussed with PwC the matters required to be discussed by the PCAOB Auditing Standard No. 1301, "Communication with Audit Committees"; and
▪Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB, including Rule 3526 "Communication with Audit Committees Concerning Independence," regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PwC its independence.
The audit committee discussed the auditors' review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and PwC with respect to our audited year-end financial statements. Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
In accordance with SEC rules and regulations, this Report of the Audit Committee will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Respectfully submitted by the members of the audit committee of the Board of Directors:
            Winifred Webb (Chairperson)
            Andreas von Blottnitz
            Agnes Bundy Scanlan
            Janet Kerr

EXECUTIVE OFFICERS
The following table sets forth certain summary information concerning our executive officers as of March 29, 2021:

Name	Age	Position
Executive Officers:
Jason Randall	48	President, Chief Executive Officer and Director
Ida Kane	51	Chief Financial Officer
Shane Trigg	45	General Manager, Real Estate
Jonathan Walker	52	Chief Technology Officer and Founder
The biographies of each of our executive officers below contain information regarding each such person’s relevant business experience during at least the past five years.
See the section of this Proxy Statement entitled “Proposal One: Election of Directors - Director Nominees and Continuing Directors” for biographical information regarding Mr. Randall.
Ida Kane has served as our Chief Financial Officer since February 2015. From 2010 to 2015, Ms. Kane served as Chief Financial Officer and Corporate Secretary of Rightscale, Inc., a cloud-based solution provider. From 2005 to 2009, Ms. Kane served as Chief Financial Officer at thinkorswim Group Inc. (NASDAQ: SWIM), an online option trading and investor education company, until its sale to TD Ameritrade Holding Corporation (NYSE: AMTD). Prior to joining thinkorswim Group Inc., Ms. Kane served as Chief Financial Officer and Vice President of Operations of a business unit of Franklin Covey Co. (NYSE: FC). Ms. Kane received a B.S. in Accounting and an M.B.A. from the University of Miami in Florida, and earned her CPA license (inactive) from the State of Florida.
Shane Trigg has served as our General Manager, Real Estate since April 2020. From 2012 to 2020, Mr. Trigg served as a Senior Vice President, Commerce Cloud and Senior Vice President, Marketing Cloud for Salesforce, a cloud-based customer relationship management provider. From 2004 to 2011, Mr. Trigg held various positions with MRI Software (formerly Intuit Real Estate Solutions, Inc), a provider of real estate and investment management software, last serving as VP, Global Sales and Marketing. Mr. Trigg received a B.S. in Human Ecology from The Ohio State University and an M.B.A. from the University of Notre Dame.
Jonathan Walker co-founded AppFolio in 2006 and has served as our Chief Technology Officer since 2006. Prior to co-founding AppFolio, in 2004, Mr. Walker co-founded Versora, Inc., a provider of software products and professional integration services, and served as its Chief Technology Officer from 2004 to 2006. Prior to founding Versora, Inc., Mr. Walker served as Chief Technology Officer of Miramar Systems, Inc., a data migration solutions provider, until its acquisition by CA, Inc. (NASDAQ: CA) in 2004. Mr. Walker received a B.S. in Business and Economics from Westmont College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains the compensation philosophy, programs and processes that made up our named executive officer compensation program in 2020, or our NEO Compensation Program, and is intended to provide context for the considerations underlying the compensation paid to our NEOs in 2020. This Compensation Discussion and Analysis should be read together with the Summary Compensation Table and related compensation tables, notes and narrative discussion set forth below.
Named Executive Officers
Our named executive officers, which we refer to as NEOs for purposes of this section, include our principal executive officer, our principal financial and accounting officer and our two other executive officers who were serving as executive officers as of December 31, 2020. For 2020, our NEOs were as follows:

Name	Position
Jason Randall	President, Chief Executive Officer, and Director (Principal Executive Officer)
Ida Kane	Chief Financial Officer (Principal Financial and Accounting Officer)
Shane Trigg	General Manager, Real Estate
Jonathan Walker	Chief Technology Officer and Founder
Compensation Philosophy
We recognize that there is significant competition for qualified executives within our industry, especially in California where our headquarters are located, and it can be particularly challenging for companies to recruit executive officers of the caliber necessary to achieve our short-term and long-term strategic objectives. The primary objective of our NEO Compensation Program is to provide a total compensation package designed to attract, motivate and retain executive officers with the skills, energy and commitment required to achieve our short-term and long-term strategic objectives, which we believe will positively impact long-term value. Our NEO Compensation Program provides a total compensation package, composed of a mix of cash and equity compensation, as well as guaranteed and performance-based compensation, that we believe is required and appropriate to attract, motivate and retain such executive officers. We promote a strong alignment of the interest of our executives with those of our stockholders by tying a significant portion of total compensation to the achievement of long-term strategic objectives which we believe will drive long-term value. From time to time, we consider appropriate changes to our NEO Compensation Program and applicable performance metrics to reflect the evolving needs of our business.
Guiding Principles of our NEO Compensation Program
When evaluating our NEO Compensation Program each year, the Compensation Committee, which we refer to as the Committee for purposes of this section, and our Board is generally guided by the following principles that they believe align closely with our compensation philosophy:
Attract, Motivate and Retain our NEOs
▪Attract, motivate and retain executive officers with the skill, energy and commitment required to achieve our strategic objectives, which we believe will drive long-term value.
▪Retain our qualified executive officers by offering compensation that is generally competitive with other companies in our industry and geographic region that are of a similar size and stage of growth.

Align Interests with Stockholders
▪Align the interests of our executive officers with those of our stockholders by tying a significant portion of total compensation to the achievement of long-term strategic objectives which we believe will drive long-term value.
Reward Achievement through Performance Based Compensation
▪Offer a significant portion of the total compensation opportunity in the form of performance based compensation that is at-risk instead of guaranteed.
▪Ensure performance based compensation is directly correlated to the achievement of our short-term and long-term strategic objectives, and provide meaningful incentives for achieving those objectives.
▪Ensure that the total compensation opportunity is appropriate for each executive given their respective scope of responsibilities and ability to impact results.
Roles of our Compensation Committee and our Board of Directors
The Committee is comprised solely of independent directors under applicable SEC rules and regulations and NASDAQ Listing Rules. The Committee’s primary responsibility is to assist our Board in developing and reviewing our NEO Compensation Program and compensation considerations applicable to our directors and senior executives, and overseeing our overall compensation philosophy. In particular, the Committee is responsible for reviewing and recommending to our Board for approval the compensation and benefits paid to, and any other compensatory arrangements entered into with, our directors and senior executives, and for administering our cash and equity compensation plans and the awards granted under those plans. In discharging its responsibility to ensure that our NEO Compensation Program is effectively designed in light of our compensation philosophy, the Committee regularly assesses each element of, and considers changes to, our NEO Compensation Program.
All of the members of our Board, other than Messrs. Randall and Schauser, are independent directors under applicable SEC rules and regulations and NASDAQ Listing Rules. Our Board works with the Committee to develop our NEO Compensation Program, reviews the recommendations made by the Committee, and provides final approval of the elements of our NEO Compensation Program. Both the Committee and our Board are comprised of several of our most significant stockholders, which makes them uniquely representative of the interests of our stockholders, providing even greater emphasis on aligning stockholder interests with those of management.
Elements of our NEO Compensation Program
The key elements of our NEO Compensation Program include:
▪Base Salary
▪Short-Term Cash Incentive Plan
▪Long-Term Executive Cash Incentive Plans
▪Long-Term Equity Incentive Plan
▪Employee Benefits

Base Salary

Base salary represents the fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly-talented individuals. Base salaries provide our NEOs with a guaranteed base level of income which provides current security and freedom to focus on long-term strategic objectives. In setting base salaries, the Committee considers the following:
▪balancing the levels of guaranteed pay with at-risk pay to properly manage our compensation-related risk; and
▪our NEOs’ contributions to the achievement of our strategic objectives, overall Company performance and other elements of our NEO Compensation Program.
Base salaries are reviewed periodically in the context of factors such as title, skills, responsibility level, individual performance, business experience, total compensation opportunity and equity ownership. During 2020, the Committee increased the annual base salary for Mr. Walker to acknowledge his contribution to the business and increased level of responsibility due to our growth. The Committee made no modifications to the base salaries for Mr. Randall and Ms. Kane because we believe meaningful compensation opportunity has been provided through other elements of our NEO Compensation Program.
The following table sets forth the 2020 base salaries paid to our NEOs:

Name	2020 Base Salary	2019 Base Salary	Percentage Adjustment
Jason Randall	$360,000	$360,000	—
Ida Kane	$340,000	$340,000	—
Shane Trigg(1)	$400,000	—	—
Jonathan Walker(2)	$325,000	$300,000	8%
(1)Mr. Trigg joined the Company in April 2020.
(2)Mr. Walker's annual base salary was increased effective as of April 1, 2020.
Short-Term Cash Incentive Plan
We provide annual performance-based cash bonuses for each NEO based on achievement relative to pre-established targets under our Short-Term Cash Incentive Plan. The Committee believes that the annual performance targets used in the Short-Term Cash Incentive Plan align the interests of our NEOs with those of our stockholders by tying bonus payout to Company performance and incentivize our NEOs to lead our Company to achieve its short-term strategic objectives, which align with, and are an integral part of, the long-term strategic objectives. In setting the Short-Term Cash Incentive Plan, the Committee considers the following:
▪Company performance objectives based on a Board-approved annual target derived from and aligned with our long-term strategic objectives, which relate to long-term profitable growth; and
▪Use of threshold, target and maximum bonus payout levels to strike an appropriate balance between compensation incentives and risks.
Target Cash Bonus Amount
Our Board established a target cash bonus amount for each NEO for 2020, which was determined by our Board by reference to a number of factors, including the executive’s responsibilities, base salary, our projected financial performance, and a review of compensation data in our industry. For 2020, each of our NEOs was eligible to receive a cash bonus as set forth in the following table (base salary provided for reference):

Name	Base Salary	Target Cash Bonus Amount
Jason Randall	$360,000	$360,000
Ida Kane	$340,000	$340,000
Shane Trigg(1)	$290,759	$287,432
Jonathan Walker(2)	$320,063	$125,000
(1)Represents Mr. Trigg's $400,000 base salary and $400,000 target cash bonus, prorated to reflect that Mr. Trigg joined the Company in April 2020.
(2)Represents Mr. Walker's $325,000 base salary and $125,000 target cash bonus prorated to reflect that Mr. Walker's base salary was increased from $300,000 to $325,000 effective as of April 1, 2020.
Performance Target
Cash bonuses were earned under the 2020 Short-Term Cash Incentive Plan based entirely on our achievement of the Performance Target. The portion of the short-term cash bonus opportunity that relates to the Performance Target could be earned based on our Company’s actual performance relative to the Performance Target. For 2020, we selected consolidated net revenue growth as our performance metric for Messrs. Randall and Walker and Ms. Kane and real estate net revenue growth as our performance metric for Mr. Trigg. For 2020, the Performance Target was $41.6 million for consolidated net revenue growth and $34.6 million for real estate net revenue growth.
For performance below 60% of the Performance Target (threshold), no cash bonus could be earned. For performance equal to 100% of the Performance Target (target), 100% of the target cash bonus was achievable. For performance equal to or greater than 150% of the Performance Target (maximum), 150% of the target cash bonus was achievable. For performance between 60% and 150% of the Performance Target, the cash bonus was determined by reference to a sliding payout scale that was established by our Board. Our Board determined our actual achievement of the Performance Target by reference to our audited financial statements for 2020, as adjusted by our Board to reflect certain pre-determined items, including the impact of acquisitions and divestitures.
Calculation of Actual Payout under the 2020 Short-Term Cash Incentive Plan
Consistent with the application of the bonus payout formula described above, and upon completion of the 2020 annual audit and confirmation by our audit committee, our Board determined that we achieved 104% of the Performance Target, or $43.1 million and $36.0 million for consolidated net revenue growth and real estate net revenue growth, respectively, in 2020. As a result, each of our NEOs earned 104% of the total short-term cash bonus opportunity based on achievement relative to the Performance Target.
The target payout amounts, as well as the actual payments made to each NEO pursuant to the 2020 Short-Term Cash Incentive Plan, are as follows:

Name	Objective	Target Cash Bonus Amount	2020 Actual Payout
Jason Randall	Performance Target	$360,000	$374,400
Ida Kane	Performance Target	$340,000	$353,600
Shane Trigg	Performance Target	$287,432	$298,929
Jonathan Walker	Performance Target	$125,000	$130,000
In addition to being eligible for an annual performance-based cash bonus, Mr. Trigg was paid a sign-on bonus equal to $250,000 in connection with his commencement of employment with us. Mr. Trigg is required to repay the sign-on bonus if he voluntarily resigns his employment within 12 months following his start date.

Long-Term Executive Cash Incentive Plans
In February 2018, our Board, upon recommendation of the Committee, adopted the Long-Term Executive Cash Incentive Plan, in connection with which it granted performance awards, or the Long-Term Awards, pursuant to a Long-Term Executive Cash Incentive Award Offer entered into with Mr. Randall and Ms. Kane or the Recipients. The Long-Term Awards are based on achievement of long-term Company performance targets to ensure the Recipients are focused on our long-term strategic objectives and granted in lieu of additional equity incentive awards during the Performance Period. Payment of any cash bonus amount will be contingent upon the Recipient remaining continuously employed as our executive officer through the last day of the relevant Performance Period, subject to limited exceptions. The Long-Term Awards provide the Recipients with significant additional motivation to contribute to our achievement of our long-term strategic objectives, which we believe will increase our economic value per share and ultimately the value of the equity held by our stockholders, including Recipients themselves.
The Long-Term Awards are designed to reward the Recipients for their contributions towards achieving profitable growth that results in increased "economic value" on a per share basis, or EVPS, over the Performance Period. Bonus payout is based on actual increase in EVPS measured as of December 31, 2023, 2024 and 2025, so long as such increase reflects the achievement of a threshold internal rate of return. If the actual increase in EVPS at the end of any Performance Period reflects the achievement of a low internal rate of return, no cash bonuses will be paid pursuant to the Long-Term Awards for that Performance Period. However, if the actual increase in EVPS as of the end of any Performance Period reflects the achievement of a high internal rate of return, and therefore significant economic value added, the cash bonuses paid to the Recipients would be significant.
Because bonus payout is dependent on our performance relative to an internal rate of return that results in increases in EVPS over a period of multiple years into the future, any bonus amounts that may become payable upon achievement of the pre-established performance objectives are highly speculative and we are currently unable to predict a reasonable range for the bonus amounts with any degree of certainty. No accrual has yet been made under the Long-Term Awards, as a result of this uncertainty.
Additionally, in February 2020, our Board, upon recommendation of the Committee, adopted a Long-Term Executive Cash Incentive Plan for Mr. Trigg comprised of two long-term incentive cash awards, or the Real Estate Long-Term Awards, as part of his new hire incentive compensation. The Real Estate Long-Term Awards are designed to reward Mr. Trigg for his contributions towards our achievement of specific real estate revenue and real estate adjusted pre-tax cash flow metrics measured at December 31, 2023 and 2025, subject to Mr. Trigg remaining continuously employed by us through the last day of the relevant performance period. The Real Estate Long-Term Award measured at December 31, 2023 is subject to a payout curve capped at 200% of the target bonus amount. The Real Estate Long-Term Award measured at December 31, 2025 is subject to a payout curve that is uncapped. If real estate revenue and real estate adjusted pre-tax cash flow at the end of the applicable performance period are below the specified threshold, no cash bonuses will be paid pursuant to the Real Estate Long-Term Award for the applicable performance period. However, if real estate revenue and real estate adjusted pre-tax cash flow reflects the achievement at or above the specified threshold, then the cash bonuses set forth above would be paid to Mr. Trigg.
Because bonus payouts under the Real Estate Long-Term Awards are dependent on our real estate growth over a period of multiple years into the future, any bonus amounts that may become payable upon achievement of the pre-established performance objectives are highly speculative and we are currently unable to predict a reasonable range for the bonus amounts with any degree of certainty. No accrual has yet been made under the Real Estate Long-Term Awards as a result of this uncertainty.
Long-Term Equity Incentive Plan
During 2020, our Board, upon recommendation of the Committee, approved a time-based RSU grant for Mr. Trigg valued at $3,000,000 as part of his new hire equity compensation. This award was approved by the Committee on February 14, 2020 and will vest annually over five years in equal installments.
During 2020, our Board, upon recommendation of the Committee, also approved performance-based RSU grants, or PSUs, for Mr. Trigg valued at $900,000 in the aggregate as part of his new hire equity compensation. These PSU awards vest based on the achievement of pre-established consolidated net revenue growth targets for the years ending December 31, 2020, 2021 and 2022, assuming continued employment throughout the performance period. The number of PSUs granted assumes achievement of the performance metric at 100% of the performance target. The actual number of shares to be issued in settlement of the applicable PSU award at the end of the performance period will range from 0% to 100% of the shares subject to the applicable PSU award. Achievement of the performance metric between 100% and 150% of the performance target will result in a performance-based cash bonus payment between 0% and 65% of the target value of the award. In other words, if the performance metric is achieved at 110% of target, then 100% of the shares subject to the applicable PSU award would be issued to Mr. Trigg, and a performance-based cash bonus payment equal to 20% of the target value of the applicable PSU award would be paid to Mr. Trigg.
With respect to the PSU award relating to performance through December 31, 2020, the applicable consolidated net revenue growth target was achieved at 106% of target level. As a result, 100% of the shares of common stock subject to the PSU award, or 2,099 shares, were issued to Mr. Trigg, and an additional cash payment equal to 12% of the target value of the PSU award, or $24,009, was paid to Mr. Trigg.
RSUs align the interests of our executives and other employees with those of our stockholders and help manage the dilutive effect of our equity compensation program. Because RSUs have value to the recipient even in the absence of stock price appreciation, RSUs help us retain and incentivize employees during periods of market volatility, and also result in our granting fewer shares of common stock than through stock options of equivalent grant date fair value. We believe that RSUs help incentivize our executives to build value that can be sustained over time.
Employee Benefits
Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. In 2020, we matched 50% of the first 6% of eligible compensation contributed by the employee. Such matching contributions are immediately and fully vested.
Employment Agreements and Similar Arrangements
We currently do not have employment agreements or other similar types of arrangements with any of our NEOs. However, Mr. Trigg is a party to an offer of employment letter pursuant to which, upon a termination by us without "cause" within the first 12 months of his employment, he will be entitled to a severance payment equal to his annual salary and one year of benefits.
Change in Control Provisions

Optional Payments under Long-Term Awards

The Long-Term Awards provide that each Recipient has the option to receive a one-time cash payment in lieu of the Long-Term Award in the event that: (i) we undergo a "change in control", (ii) the Recipient has been continuously employed by us through the date of the change in control, and (iii) within one hundred and eighty (180) days after the change in control the Recipient is either involuntarily terminated by us, with or without cause, or voluntarily resigns from his or her employment with us. The amount of the cash bonus to be paid under these circumstances is dependent upon the year in which the change in control occurs (assuming the other conditions are met). If the change in control had occurred during 2018, each Recipient would have been entitled to a cash bonus, payable by our Company, of $1,000,000, which amount will increase by $1,000,000 per year for each year thereafter through 2022, with the amount payable in 2022 then continuing to be payable in 2023 with no additional increase. If a change in control occurs after a Performance Period ending December 31, 2023, 2024 or 2025, and the Recipient elects such one-time cash payment, in addition to such one-time payment, the Recipient will be entitled to retain any payments previously made to them under the Long-Term Awards for any Performance Period preceding such change in control.

A "change in control" will occur if, at any point in time, a stockholder, or a group of affiliated stockholders, has total combined voting power greater than the total combined voting power of the NEOs, and certain directors and certain other stockholders of the Company, and the affiliates of such directors and stockholders. The Board shall, in its sole discretion, determine if such point in time has occurred.

Equity Award Acceleration

Each of our 2015 Stock Incentive Plan, or our 2015 Plan, and 2007 Stock Incentive Plan, or our 2007 Plan, provides for acceleration of equity awards under the plan under certain circumstances in connection with a change in control.

Pursuant to our 2015 Plan, if we are party to a merger or consolidation, sale of all or substantially all our assets or similar change in control transaction, as further defined in our 2015 Plan, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, outstanding awards may be cancelled in connection with a cash payment. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the closing of the transaction. Awards held by non-employee directors will immediately vest as to all or any portion of the shares subject to the award and will become exercisable at such times and on such conditions as the Committee determines.

With respect to stock options and restricted stock awards previously granted under our 2007 Plan, our Board has the authority to provide that, in the event of a "change in control," as defined in our 2007 Plan, vesting of stock options and restricted stock will accelerate automatically, effective as of immediately prior to the change in control. Our Board has the discretion to provide other terms and conditions in individual equity award agreements that relate to the vesting of the stock options and restricted stock awards upon a change in control, or for the assumption of stock options or restricted stock awards in the event of a change in control. Outstanding stock options terminate upon a change in control except to the extent they are assumed upon a change in control.
Other Compensation-Related Topics

Role of Executive Officers in Executive Compensation Discussions
The members of the Committee are in the best position to assist our Board in developing and reviewing our executive compensation programs and the compensation considerations applicable to our directors and executive officers, because each is an independent director under applicable SEC rules and regulations and NASDAQ Listing Rules, and a majority are significant stockholders of our Company. Nevertheless, the Committee may from time to time solicit the input of our CEO and CFO regarding compensation for our other executive officers, particularly with respect to salary, cash bonus opportunity and equity awards. While our CEO and CFO may participate in some deliberations regarding compensation for our other executive officers, they do not participate in, and are not present at, any deliberations regarding their own compensation. The Committee considers the information provided by our CEO and CFO in making recommendations regarding executive compensation to our Board.
Compensation Risk Considerations
In assessing our overall compensation philosophy and the elements of our executive compensation programs, we consider how our programs may encourage risk-taking by employees, taking into account a number of factors, including the following:
▪The Committee and our Board are comprised of significant stockholders and stockholder representatives who have significant influence on our compensation practices, which results in an alignment of our compensation practices with the interests of our stockholders.
▪We favor long-term incentive compensation over short-term incentive compensation in order to promote achievement of our long-term corporate objectives.
▪The Long-Term Awards granted to Mr. Randall and Ms. Kane are directly aligned with, and designed to enhance, stockholder value, with the performance objectives focused on increased economic value over time as measured on a per share basis.
▪We focus on limiting equity dilution through conservative use of equity compensation. While we continue to grant equity to certain senior management, we focus on limiting dilution by balancing equity compensation with other incentives provided to our NEOs under our short-term and long-term cash incentive plans.
▪Our executive compensation programs consist of both guaranteed pay and at-risk pay, and the Committee reviews this mix regularly.
▪We regularly review data regarding the executive compensation programs of other companies in our industry of a similar size and stage, as well as larger companies headquartered in California, to ensure alignment with our executive compensation programs and market competitiveness. While we did not engage a compensation consultant in 2020, we did review and consider data from both targeted and broader-based compensation surveys in order to gain a broader perspective on overall market trends. However, we did not set a peer group for 2020, and thus did not benchmark executive compensation against a peer group for purposes of setting any specific element of compensation or total compensation.
▪Our performance based awards are earned based on the achievement of multiple Company strategic objectives over varying periods of time.
▪By providing for potentially significant payouts to Mr. Randall and Ms. Kane, the Long-Term Awards encourage retention for so long as the Recipients perceive it reasonably possible to achieve the company performance objectives, as they may evolve over time. While such payouts could be substantial over time, they are limited to our two most senior executives, and will be closely correlated with increases in stockholder value.
▪Our Insider Trading Policy prohibits our NEOs, directors, and employees from hedging the economic interest in our securities, and from pledging our securities.
▪Our change in control arrangements are designed to attract and retain executives without providing excessive benefits.
Our Board believes that, although the majority of the compensation opportunity provided to our executives is at-risk pay that is determined based upon the achievement of our short-term and long-term strategic objectives, our executive compensation programs do not encourage excessive or unnecessary risk-taking. Our Board does not believe that our executive compensation programs are reasonably likely to have a material adverse effect on us.
Tax and Accounting Considerations
Among the factors it considers when making executive compensation recommendations, the Committee considers the anticipated tax and accounting impact to us (and to our executives) of various payments, equity awards and other benefits.
The Committee considers the impact of the provisions of Section 162(m) of the Code. That section generally limits the deductibility of compensation paid by a publicly-held company to "covered employees" for a taxable year to $1.0 million, except for certain "performance-based compensation" payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date. "Covered employees" generally include our CEO, CFO and other highly compensated executive officers. Thus our tax deduction with regard to compensation of these officers is limited to $1.0 million per taxable year with respect to each such officer, except for cash and equity awards that were in effect on November 2, 2017 and qualified for the aforementioned exception to non-deductibility under Section 162(m) of the Code. With respect to cash incentive and equity awards that may not qualify for such exception and those that we may grant in the future, we do not anticipate that the $1.0 million deduction limitation set forth in Section 162(m) of the Code will have a material impact on our results of operations.
The Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.

Developments and changes in accounting standards and tax law may impact our compensation decisions. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that these are only some of the many relevant considerations of setting executive compensation, and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the information included under the section of this Proxy Statement entitled "Compensation Discussion and Analysis," including the Summary Compensation Table and related compensation tables, notes and narrative discussion. Based on such review and discussion, the compensation committee has recommended to the Board of Directors that the "Compensation Discussion and Analysis" disclosure, including the Summary Compensation Table and related compensation tables, notes and narrative discussion, be included in this Proxy Statement and incorporated into our Annual Report.
In accordance with SEC rules and regulations, this Compensation Committee Report will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Respectfully submitted by the members of the compensation committee of the Board of Directors:
            William Rauth (Chairperson)
            Andreas von Blottnitz
            Janet Kerr

SUMMARY COMPENSATION TABLE
The following table sets forth summary compensation information for our named executive officers for the years ended December 31, 2020, 2019 and 2018:

Name and Title	Year	Salary		Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Jason Randall	2020	$360,000		$—	$—		$374,400	$7,830	$742,230
President and Chief Executive Officer	2019	360,000		—	—		302,400	450	662,850
	2018	360,000		—	—		363,600	549	724,149

Ida Kane	2020	340,000		—	—		353,600	21,547	715,147
Chief Financial Officer	2019	340,000		—	—		285,600	8,642	634,242
	2018	340,000		—	—		343,400	8,512	691,912

Shane Trigg(4)	2020	290,759	(5)	—	3,900,000	(6)	322,938	7,586	4,521,283
General Manager, Real Estate

Jonathan Walker	2020	320,063		—	—		130,000	16,688	466,751
Chief Technology Officer and Founder	2019	300,000		—	400,000		84,000	9,950	793,950
	2018	250,000		—	—		241,000	9,820	500,820
(1)Amounts shown in this column do not necessarily reflect the actual value received or to be received by our named executive officers. Instead, these amounts reflect the total grant date fair market value of the time-based restricted stock units, or RSUs, and performance-based restricted stock units, or PSUs. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2020 Annual Report.
With respect to the PSU awards, amounts are based on the probable outcome of the applicable performance conditions, which is target level performance, calculated in accordance with ASC 718.
(2)Amounts shown in this column reflect the amounts earned and paid under our 2020 Short-Term Cash Incentive Plan based on our achievement relative to a pre-established target related to consolidated net revenue growth for fiscal year 2020. Our cash bonus program is described in the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Short-Term Cash Incentive Plan."
(3)Amounts shown in this column represent our matching contributions under our 401(k) Plan, a one-time, corrective payment to Ms. Kane and Mr. Walker due to a 401(k) error, reimbursement of medical expenses pursuant to established health plans, insurance premiums paid for the benefit of our named executive officers, and de minimis bonus amounts generally paid to all employees.
(4)Mr. Trigg joined the Company in April 2020.
(5)Amount shown in the Salary column for Mr. Trigg represents the prorated annual salary earned by him for fiscal year 2020, reflecting that he joined the Company in April 2020.
(6)Amount shown in the Non-Equity-Equity Incentive Plan Compensation column for Mr. Trigg also includes a cash payment earned by him in connection with the cash over-achievement component of his PSU award relating to performance through December 31, 2020. This cash payment tied to Mr. Trigger’s PSU award is described in the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Long-Term Equity Incentive Plan."

Grants of Plan-Based Awards
The following table presents, for each of our named executive officers, information concerning grants of plan-based awards made during fiscal year 2020. This information supplements the information about these awards set forth in the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)(3)				Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards(5) (#)	Grant Date Fair Value of Stock Awards(6) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Jason Randall	1/1/2020	216,000	360,000	540,000		—	—	—	—	—
Ida Kane	1/1/2020	204,000	340,000	510,000		—	—	—	—	—
Shane Trigg	4/13/2020	172,459	287,432	431,148		—	—	—	—	—
	4/13/2020	—	—	—		—	—	—	31,473	3,000,000
	4/13/2020	—	—	130,000	(7)	1,680	2,099	2,099	—	200,000
	4/13/2020	—	—	195,000	(7)	2,519	3,148	3,148	—	300,000
	4/13/2020	—	—	260,000	(7)	2,519	4,197	4,197	—	400,000
Jonathan Walker	1/1/2020	75,000	125,000	187,500					—	—
(1)Amounts in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" columns (other than as noted below for Mr. Trigg) relate to a cash incentive compensation opportunity under our 2020 Short-Term Cash Incentive Plan. For performance below 60% of the pre-established target related to consolidated net revenue growth or real estate net revenue growth, as applicable, for fiscal year 2020, or the Performance Target, no cash bonus could be earned. For performance equal to 100% of the Performance Target, 100% of the target cash bonus was achievable. For performance equal to or greater than 150% of the Performance Target, 150% of the target cash bonus was achievable. For performance between 60% and 150% of the Performance Target, the cash bonus was to be determined by reference to a sliding payout scale that was established by our compensation committee. The actual amounts paid to our named executive officers are set forth in the Summary Compensation Table above, and the calculation of the actual amounts paid is discussed more fully in the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Short-Term Cash Incentive Plan."
(2)In February 2018, our Board, upon recommendation of our compensation committee, adopted a Long-Term Executive Cash Incentive Plan that was designed to reward Mr. Randall and Ms. Kane for their individual contributions to our achievement of an increase in "economic value" on a per share basis, or EVPS, over time, which reflects an internal rate of return measured at December 31, 2023, 2024 and 2025. Because the actual amount of the cash bonuses to be paid under the Long-Term Executive Cash Incentive Plan, if any, is dependent on our performance relative to an internal rate of return that results in increases in EVPS over a period of multiple years into the future, any cash bonus amounts that may become payable upon achievement of the pre-established performance objectives are highly speculative and we are currently unable to predict a reasonable range for potential future payments under the plan with any degree of certainty. Please refer to the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Long-Term Executive Cash Incentive Plans" for more information.
(3)In February 2020, our Board, upon recommendation of our compensation committee, adopted a Long-Term Executive Cash Incentive Plan that was designed to reward Mr. Trigg for his individual contribution to our achievement of real estate revenue and real estate adjusted pre-tax cash flow metrics measured at December 31, 2023 and 2025. Because the actual amount of the cash bonuses to be paid under the Long-Term Awards and Real Estate Long-Term Awards, if any, is dependent on our performance, any cash bonus amounts that may become payable upon achievement of the pre-established performance objectives are highly speculative and we are currently unable to predict a reasonable range for potential future payments under the plan with certainty. Please refer to the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Long-Term Executive Cash Incentive Plans" for more information.
(4)Represents PSU awards granted to Mr. Trigg. Please refer to the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Long-Term Equity Incentive Plan" for more information.
(5)Represents RSU awards granted to Mr. Trigg. Please refer to the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Long-Term Equity Incentive Plan" for more information.
(6)Amounts shown in this column do not necessarily reflect the actual value received or to be received by our named executive officers. Instead, these amounts reflect the total grant date fair market value of the RSU or

PSU award, as applicable. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2020 Annual Report.
With respect to the PSU awards, amounts are based on the probable outcome of the applicable performance conditions, which is target level performance, calculated in accordance with ASC 718.
(7)The PSU awards granted to Mr. Trigg also include a cash over-achievement component dependent on achievement of the applicable performance metrics. If the applicable performance metric is achieved between 100% and 150% of target, then Mr. Trigg will be entitled to a cash payment equal to between 0% and 65% of the target value of the award. For performance between 100% and 150% of the target, the cash payment will be determined by reference to a sliding payout scale. Please refer to the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Long-Term Equity Incentive Plan" for more information.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of December 31, 2020:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)(1)
Jason Randall	5/18/2017	20,000		—	—	$27.95	5/17/2027	—		—	—		—
	2/24/2017	38,280		—	—	$23.80	2/23/2027	—		—	—		—
	5/20/2016	100,000		—	—	$13.43	5/19/2026	—		—	—		—
	5/20/2016	80,001		—	—	$13.43	5/19/2026	—		—	—		—
	2/29/2016	98,666		—	—	$11.70	2/28/2026	—		—	—		—
	12/3/2014	37,500		—	—	$4.92	12/2/2024	—		—	—		—
	12/3/2014	25,000		—	—	$4.92	12/2/2024	—		—	—		—
Ida Kane	5/18/2017	20,000		—	—	$27.95	5/17/2027	—		—	—		—
	2/24/2017	38,280		—	—	$23.80	2/23/2027	—		—	—		—
	5/20/2016	125,000		—	—	$13.43	5/19/2026	—		—	—		—
	5/20/2016	100,001		—	—	$13.43	5/19/2026	—		—	—		—
	2/29/2016	123,333		—	—	$11.70	2/28/2026	—		—	—		—
	2/01/2015	60,981		—	—	$5.64	1/31/2025	—		—	—		—
	2/01/2015	39,584	(2)	—	—	$5.64	1/31/2025	—		—	—		—
Shane Trigg	4/13/2020	—		—	—	—	—	31,473	(3)	5,666,399	—		—
	4/13/2020	—		—	—	—	—	—		—	2,099	(4)	377,904
	4/13/2020	—		—	—	—	—	—		—	3,148	(5)	566,766
	4/13/2020	—		—	—	—	—	—		—	4,197	(6)	755,628
Jonathan Walker	12/17/2019	—		—	—	—	—	3,728	(7)	671,189	—		—
	5/20/2016	12,788		—	—	$13.43	5/19/2026	—		—	—		—
	5/20/2016	20,001		—	—	$13.43	5/19/2026	—		—	—		—
	2/29/2016	24,666		—	—	$11.70	2/28/2026	—		—	—		—
	12/3/2014	49,425		—	—	$4.92	12/2/2024	—		—	—		—
	12/3/2014	25,000		—	—	$4.92	12/2/2024	—		—	—		—
(1)The amount in this column was calculated based on the closing price of our Class A Common Stock as of December 31, 2020, which was $180.04.
(2)This amount represents options to purchase shares of our Class B Common Stock that vest in 48 equal monthly installments commencing on February 1, 2017. These options have the ability to be early exercised and therefore are included in the exercisable column.
(3)This amount represents a time-based RSU award of our Class A Common Stock granted pursuant to our 2015 Stock Incentive Plan, or 2015 Plan. This award vests over five years in equal annual installments, commencing on May 10, 2020, subject to the named executive officer's continued employment through such applicable vesting date.
(4)This amount represents a PSU award of our Class A Common Stock granted pursuant to our 2015 Plan. This award was subject to vesting based on the achievement of consolidated net revenue growth for fiscal year 2020 and is reflected in the table at the 100% performance level. In February 2021, our Board confirmed that the vesting conditions had been achieved and a total of 2,099 shares have now vested.
(5)This amount represents a PSU award of our Class A Common Stock granted pursuant to our 2015 Plan. This award vests based on the achievement of consolidated net revenue growth for our fiscal year 2021, as well as the named executive officer’s continued employment through the end of such fiscal year, and are reflected in the table at the 100% performance level.
(6)This amount represents a PSU award of our Class A Common Stock granted pursuant to our 2015 Plan. This award vests based on the achievement of consolidated net revenue growth for our fiscal year 2022, as well as the named executive officer’s continued employment through the end of such fiscal year, and are reflected in the table at the 100% performance level.
(7)This amount represents a time-based RSU award of our Class A Common Stock granted pursuant to our 2015 Plan. This award vests over four years in equal annual installments, commencing on January 10, 2020, subject to the named executive officer's continued employment through the applicable vesting date.
Option Exercises and Stock Vested
No RSUs vested for any of our named executive officers during fiscal year 2020. The following table sets forth the number of shares exercised and the value realized upon the exercise of stock options during fiscal year 2020 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jason Randall	—	—	—	—
Ida Kane	—	—	—	—
Shane Trigg	—	—	2,099	344,278
Jonathan Walker	12,787	2,165,768	—	—
(1)The value realized upon exercise of an option is the difference between the fair market value of the shares of the common stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2)The value realized upon vesting of restricted stock units is the fair market value of the underlying shares of the common stock, valued on the vesting date.
Potential Payments upon Termination or Change in Control
Our obligations to make certain payments to our named executive officers in connection with a change in control or termination are discussed in the sections of this Proxy Statement entitled "Compensation Discussion and Analysis - Change in Control," and "Compensation Discussion and Analysis - Employment Agreements and Similar Arrangements." If we had undergone a change in control as of December 31, 2020, Mr. Randall and Ms. Kane would have each been entitled to an option to receive a one-time cash payment of $1,000,000, payable by our Company. None of our other named executive officers are entitled to receive any payments upon a change in control, except those related to the acceleration of their outstanding equity awards, which acceleration would occur on the same terms as applicable to all employees holding equity awards under our 2007 Plan and 2015 Plan. If we had terminated Mr. Trigg without “cause” on December 31, 2020, he would be entitled to a severance payment equal to $419,788.

CEO Pay Ratio
The following table presents the median employee's annual total compensation, the annual total compensation of Mr. Randall, our CEO, and the ratio between the two. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

CEO annual total compensation	$742,230
Median employee annual total compensation	$93,318
Ratio of CEO to median employee compensation	8:1
We used the same median employee for fiscal 2020 as for fiscal 2019 in our pay ratio calculation because there were no changes in our employee population or employee compensation arrangements in fiscal 2020 that we reasonably believe would result in a significant change to our pay ratio disclosure.
In 2019, our median employee was determined based on total compensation (annualized base salary, equity-based compensation reflecting grant date fair value and cash incentive compensation paid, where applicable), derived from our payroll and stock administration systems for our entire employee population, excluding our CEO, for the twelve months ending December 31, 2019.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
EQUITY COMPENSATION PLAN INFORMATION
Our Board and stockholders previously adopted the 2015 Plan, our Employee Stock Purchase Plan, or the ESPP, and the 2007 Stock Incentive Plan, or the 2007 Plan. Our Board and stockholders adopted the ESPP in June 2015. However, as of December 31, 2020, the ESPP had not been implemented, and it is not expected to be implemented during 2021. Our Board and stockholders adopted the 2007 Plan in February 2007, and the 2007 Plan expired by its terms in February 2017.
We expect to continue to issue equity awards pursuant to our 2015 Plan, a summary of which is set forth below.
2015 Stock Incentive Plan
Plan Approval. Our Board and stockholders adopted the 2015 Plan in June 2015.
Authorized Shares. We originally reserved an aggregate of 2,000,000 shares of our Class A Common Stock for issuance under the 2015 Plan. The number of shares reserved for issuance will increase automatically on January 1 of each calendar year beginning in 2016 and continuing through 2025 by the lesser of (i) the number of shares of our Class A Common Stock subject to awards granted under the 2015 Plan during the preceding calendar year, or (ii) the number of shares of our Class A Common Stock determined by our Board. The number of shares of our Class A Common Stock is also subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization. As of January 1, 2021, 2,046,411 shares of our Class A Common Stock were reserved for issuance under the 2015 Plan. In addition, the following shares of our Class A Common Stock will be available for grant and issuance under the 2015 Plan:
▪shares subject to stock options or stock appreciation rights, or SARs, granted under the 2015 Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the stock option or SAR;
▪shares subject to awards granted under the 2015 Plan that are subsequently forfeited or repurchased by us at the original issue price;

▪shares subject to awards granted under the 2015 Plan that otherwise terminate without shares being issued;
▪shares surrendered, canceled, or exchanged for cash or a different award (or combination thereof); and
▪shares subject to awards under the 2015 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award.
Plan Administration. The 2015 Plan will be administered by our compensation committee, all of the members of which are independent directors under the applicable NASDAQ listing standards, or by our Board acting in place of our compensation committee. Our compensation committee will have the authority to construe and interpret the 2015 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2015 Plan.
Awards and Eligible Participants. The 2015 Plan authorizes the award of stock options, SARs, restricted stock awards or RSUs, performance awards and stock bonuses. The 2015 Plan provides for the grant of awards to our employees, directors, consultants and independent contractors, subject to certain exceptions. No person will be eligible to receive more than 500,000 shares of our Class A Common Stock under the 2015 Plan in any calendar year other than a new employee, who will be eligible to receive no more than 750,000 shares of our Class A Common Stock under the 2015 Plan in the calendar year in which the employee commences employment. No participant will be eligible to receive more than $2,000,000 in performance awards in any calendar year under the 2015 Plan. No more than 5,000,000 shares of our Class A Common Stock will be issued under the 2015 Plan pursuant to the exercise of incentive stock options.
Stock Options. The 2015 Plan permits us to grant incentive stock options and non-qualified stock options. The exercise price of stock options will be determined by our compensation committee, and may not be less than 100% of the fair market value of our Class A Common Stock on the date of grant, subject to certain exceptions. Our compensation committee has the authority to reprice any outstanding stock option (by reducing the exercise price, or canceling the stock option in exchange for cash or another equity award) under the 2015 Plan without the approval of our stockholders. Stock options may vest based on the passage of time or the achievement of performance conditions in the discretion of our compensation committee. Our compensation committee may provide for stock options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of stock options granted under the 2015 Plan is 10 years.
Stock Appreciation Rights. SARs provide for a payment to the holder, in cash or shares of our Class A Common Stock, based upon the difference between the fair market value of our Class A Common Stock on the date of exercise and the stated exercise price on the date of grant, up to a maximum amount of cash or number of shares. SARs may vest based on the passage of time or the achievement of performance conditions in the discretion of our compensation committee. Our compensation committee has the authority to reprice any outstanding SAR (by reducing the exercise price, or canceling the SAR in exchange for cash or another equity award) under the 2015 Plan without the approval of our stockholders.
Restricted Stock Awards. A restricted stock award represents the issuance to the holder of shares of our Class A Common Stock, subject to the forfeiture of those shares due to failure to achieve certain performance conditions or termination of employment. The purchase price, if any, for the shares will be determined by our compensation committee. Unless otherwise determined by the administrator at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
Restricted Stock Units. RSUs represent the right on the part of the holder to receive shares of our Class A Common Stock at a specified date in the future, subject to forfeiture of that right due to failure to achieve certain performance conditions or termination of employment. If a RSU has not been forfeited, then, on the specified date, we will deliver to the holder of the RSU shares of our Class A Common Stock, cash or a combination of cash and shares of our Class A Common Stock.
Performance Awards. Performance awards cover a number of shares of our Class A Common Stock that may be settled upon achievement of performance conditions as provided in the 2015 Plan in cash or by issuance of the underlying common stock. These awards are subject to forfeiture prior to settlement due to failure to achieve certain performance conditions or termination of employment.
Stock Bonuses. Stock bonuses may be granted as additional compensation for past or future service or performance and, therefore, no payment will be required for any shares awarded under a stock bonus. Unless otherwise determined by our compensation committee at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to us.
Change in Control. If we are party to a merger or consolidation, sale of all or substantially all our assets or similar change-in-control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, outstanding awards may be cancelled in connection with a cash payment. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the closing of the transaction. Awards held by non-employee directors will immediately vest as to all or any portion of the shares subject to the award and will become exercisable at such times and on such conditions as our compensation committee determines.
Amendment; Termination. The 2015 Plan will terminate 10 years from the date our Board approved it, unless it is terminated earlier by our Board. Our Board may amend, suspend or terminate the 2015 Plan at any time, subject to compliance with applicable law.

Summary of Equity Compensation Plans
The following table sets forth information regarding our stock incentive plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and RSUs		Weighted-average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(2)	1,651,518	(3)	$11.77	2,546,411	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	1,651,518		$11.77	2,546,411

(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding RSUs, which have no exercise price.
(2)These plans consist of the 2007 Plan, the 2015 Plan and the ESPP.
(3)Includes 239,692 shares of Class B Common Stock subject to outstanding awards granted under the 2007 Plan, all of which were outstanding options, and 1,411,826 shares of Class A Common Stock subject to outstanding awards granted under the 2015 Plan, of which 928,385 were outstanding options and 483,441 were outstanding RSUs.
(4)Includes 2,046,411 shares of Class A Common Stock available for issuance under the 2015 Plan and 500,000 shares of Class A Common Stock available for issuance under the ESPP. The number of shares available for issuance under the 2015 Plan increases automatically on January 1st of each year during the term of the 2015 Plan by an amount equal to the number of shares granted under the 2015 Plan during the preceding year or such lesser number that is approved by our Board. Accordingly, effective as of January 1, 2020, the aggregate number of shares available for issuance under the 2015 Plan was 2,000,000 shares. In addition, the number of shares available for issuance under the ESPP increases automatically on January 1st of each year during the term of the ESPP by an amount equal to the number of shares issued or transferred pursuant to rights granted under the ESPP during the preceding year or such lesser number that is approved by our Board. No shares have been issued or transferred pursuant to rights granted under the ESPP and as a result, the number of shares available for issuance under the ESPP did not increase as of January 1, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock as of February 28, 2021, except as noted in the footnotes below, for:
▪each of our named executive officers;
▪each of our directors;
▪all of our executive officers and directors as a group; and
▪each stockholder known by us to be the beneficial owner of more than 5% of outstanding shares of our Class A Common Stock or Class B Common Stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us and information filed with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A Common Stock or Class B Common Stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 18,830,565 shares of Class A Common Stock and 15,600,311 shares of Class B Common Stock outstanding at February 28, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of February 28, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California, 93117.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ashe Capital Management, LP(2)	1,793,716	9.5%	—	—%	*
BlackRock, Inc.(3)	1,291,264	6.9%	—	—%	*
Brown Capital Management, LLC(4)	2,642,746	14.0%	—	—%	*
Capital Research Global Investors(5)	823,835	4.4%	—	—%	*
Maurice Duca(6)(7)(8)	320,989	1.7%	7,727,240	49.5%	44.4%
Entities affiliated with IGSB(8)	13,072	*	4,548,211	29.2%	26.0%
Entities affiliated with Oberndorf Enterprises LLC(9)	993,461	5.3%	—	—%	*
The Vanguard Group(10)	1,522,741	8.1%	—	—%	*
Directors and Named Executive Officers:
Timothy Bliss(8)(11)	13,072	*	5,886,431	37.7%	33.7%
Andreas von Blottnitz(12)	1,932	*	491,950	2.8%	2.6%
Agnes Bundy Scanlan (13)	1,756	*	—	*	*
Ida Kane(14)	406,614	2.2%	115,001	*	*
Janet Kerr(15)	17,059	*	—	*	*
Jason Randall(16)	336,947	1.8%	82,500	*	*
William Rauth(8)(17)	49,072	*	4,703,174	30.1%	26.9%
Klaus Schauser(18)	200,000	1.1	3,874,585	24.8%	22.3%
William Shane Trigg(19)	42,889	*	—	*	*
Jonathan Walker(20)	60,917	*	676,133	4.3%	3.9%
Winifred Webb(21)	3,138	*	—	*	*
All executive officers and directors as a group (11 people)(22)	1,120,324	5.9%	11,281,563	72.3%	65.2%

*     Represents beneficial ownership of less than one percent.

(1)Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. The holders of shares of Class B Common Stock are entitled to ten votes per share, and holders of our shares of Class A Common Stock are entitled to one vote per share. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Class A Common Stock.
(2)This information is based solely on Amendment No. 5 to Schedule 13G filed on February 12, 2021. The 1,793,716 shares of Class A Common Stock are held in funds under the management and control of Ashe Capital Management L.P. Ashe Capital Management L.P. possesses sole voting and dispositive power over the shares and therefore the Class A Common Stock may be deemed to be beneficially owned by Ashe Capital Management L.P. The address for Ashe Capital Management L.P. is 530 Sylvan Ave., Suite 101, Englewood Cliffs, NJ 07632.
(3)This information is based solely on Amendment No. 2 to Schedule 13G filed on January 29, 2021. The 1,291,264 shares of Class A Common Stock consist of (i) 1,256,025 shares with respect to which BlackRock, Inc. possesses sole power to vote and (ii) 1,291,264 shares with respect to which BlackRock, Inc. possesses sole dispositive power. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)This information is based solely on Amendment No. 4 to Schedule 13G filed on February 12, 2021. The 2,642,746 shares of Class A Common Stock consists of (i) 1,645,257 shares of which Brown Capital Management, LLC possesses sole power to vote and (ii) 2,642,746 shares of which Brown Capital Management, LLC possesses sole dispositive power. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(5)This information is based solely on Amendment No. 1 to Schedule 13G filed on February 16, 2021. Consists of 823,835 shares of Class A Common Stock over which Capital Research Global Investors possesses sole voting and investment power. The address for Capital Research Global Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(6)The 320,989 shares of Class A Common Stock consist of (i) 13,072 shares of Class A Common Stock held by IGSB IVP III with respect to which, as indicated in footnote (8) below, Mr. Duca disclaims beneficial ownership except to the extent of his pecuniary interest; (ii) 9,805 shares of Class A Common Stock held by a single member limited liability company with respect to which Mr. Duca possesses sole voting and investment power; (iii) 194,037 shares of Class A Common Stock with respect to which Mr. Duca is the sole trustee and who, in that capacity, possesses sole voting and investment power; (iv) 95,597 shares of Class A Common Stock to which Mr. Duca possesses sole voting and investment power; and (v) 8,478 shares of Class A Common Stock to which Mr. Duca may be deemed to share, but as to which Mr. Duca disclaims, beneficial ownership.
(7)The 7,727,240 shares of Class B Common Stock consist of (i) 3,554,584 and 993,627 shares of Class B Common Stock owned by IGSB IVP III and IGSB Internal Venture Fund III, respectively, with respect to which, as indicated in footnote (8) below, Mr. Duca may be deemed to share, but with respect to which he disclaims, beneficial ownership except to the extent of his pecuniary interest; (ii) 1,968,407 shares of Class B Common Stock with respect to which Mr. Duca possesses sole voting and investment power; (iii) 29,595 shares of Class B Common Stock held by two single member limited liability companies with respect to which Mr. Duca possesses sole voting and investment power; (iv) 1,161,177 shares of Class B Common Stock of which Mr. Duca is the sole trustee and who, in that capacity, possesses sole voting and investment power; and (v) 19,850 shares of Class B Common Stock with respect to which Mr. Duca may be deemed to share (but as to which Mr. Duca disclaims) beneficial ownership. The address for Mr. Duca is P.O. Box 5609, Santa Barbara, CA 93150.
(8)The 13,072 shares of Class A Common Stock are held by IGSB IVP III. The Class B Common Stock consists of (i) 3,554,584 shares of Class B Common Stock held by IGSB IVP III, and (ii) 993,627 shares of Class B Common Stock held by IGSB Internal Venture Fund III. Investment Group of Santa Barbara, or IGSB, is the sole manager of IGSB IVP III and IGSB Venture Fund III. Messrs. Timothy K. Bliss, Maurice J. Duca and William R. Rauth are the managing members of IGSB and, in those capacities, may be deemed to share voting and dispositive power over, and, therefore, may be deemed to share beneficial ownership of the 13,072 shares of Class A Common Stock and 3,554,584 and 993,627 shares of Class B Common Stock owned by IGSB IVP III and IGSB Internal Venture Fund III, respectively. However, decisions regarding the voting, disposition and conversion of the Class A Common Stock and Class B Common Stock that are owned by IGSB IVP III and IGSB Internal Venture Fund III require the unanimous approval of Messrs. Bliss, Duca and Rauth. As a result, each of them disclaims beneficial ownership of those Class A and Class B Common Stock except to the extent of any pecuniary interests they may have therein. The address for each of the entities affiliated with IGSB is P.O. Box 5609, Santa Barbara, CA 93150.
(9)This information is based solely on Amendment No. 4 to Schedule 13G filed on February 12, 2021. The 993,461 shares of Class A Common Stock consists of (i) 163,421 shares of Class A Common Stock held by William E. Oberndorf with respect to which Mr. Oberndorf has sole voting and dispositive power, (ii) 812,300 shares of Class A Common Stock held by Oberndorf Investments LLC with respect to which Oberndorf Investments LLC has sole voting and dispositive power, (iii) 10,700 shares of Class A Common Stock held by Peter C. Oberndorf with respect to which Peter C. Oberndorf has shared voting and dispositive power, (iv) 850 shares of Class A Common Stock held by Peter C. Oberndorf with respect to which Peter C. Oberndorf has shared voting and dispositive power, (v) 6,160 shares of Class A Common Stock held by William Oberndorf with respect to which William Oberndorf has shared voting and dispositive power, and (vi) 30 shares of Class A Common Stock held by Caroline G. Oberndorf with respect to which Caroline G. Oberndorf has shared voting and dispositive power. Of these shares, 812,300 shares of Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as the sole controlling person of Oberndorf Investments LLC; 10,700 shares of Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of Peter C. Oberndorf; 6,160 shares of Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of William Oberndorf; and 30 Class A common shares may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of Caroline G. Oberndorf. The address for the entities affiliated with Oberndorf Enterprises LLC is 615 Front Street, San Francisco, CA, 94111.
(10)This information is based solely on Amendment No. 4 to Schedule 13G filed on February 10, 2021. The 1,522,741 shares of Class A Common Stock consist of (i) 37,403 shares with respect to which The Vanguard

Group possess shared power to vote, (ii) 1,472,257 shares with respect to which The Vanguard Group possesses sole dispositive power, and (iii) 50,484 shares with respect to which The Vanguard Group possesses shared dispositive power. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(11)The 13,072 shares of Class A Common Stock are held by IGSB IVP III with respect to which, as indicated in footnote (8) above, Mr. Bliss disclaims beneficial ownership except to the extent of his pecuniary interest. The 5,886,431 shares of Class B Common Stock consist of (i) the 3,554,584 and 993,627 shares of Class B Common Stock owned by IGSB IVP III and IGSB Internal Venture Fund III, respectively, with respect to which, as indicated in footnote (8) above, Mr. Bliss may be deemed to share, but with respect to which he disclaims, beneficial ownership except to the extent of his pecuniary interest; and (ii) 1,338,220 shares of Class B Common Stock over which Mr. Bliss possesses sole voting and investment power. The address for Mr. Bliss is P.O. Box 5609, Santa Barbara, CA 93150.
(12)Consists of (i) 491,950 shares of Class B Common Stock and (ii) 1,932 shares of Class A Common Stock. The shares of Class B Common Stock are held by Oceanlink Investments Limited, which is managed by a Board of Directors that currently possesses shared voting and dispositive power with respect to these shares. Oceanlink Trust, of which Mr. von Blottnitz is a trustee and beneficiary, holds all of the equity interests of Oceanlink Investments Limited. Mr. von Blottnitz possesses shared power to revoke Oceanlink Trust. Mr. von Blottnitz also holds 1,932 shares of Class A Common Stock with respect to which Mr. von Blottnitz possesses sole voting and dispositive power and that were granted pursuant to our director compensation policy, of which 935 are subject to repurchase until June 29, 2021. The address for Oceanlink Investments Limited is P.O. Box 621, Le Gallais Chambers, 54 Bath Street, St. Helier, Jersey, Channel Islands JE48YD.
(13)Includes 1,756 shares of Class A Common Stock that were granted pursuant to our director compensation policy, which are subject to repurchase until November 1, 2021.
(14)Includes 406,614 shares of Class A Common Stock and 100,565 shares of Class B Common Stock underlying options granted to Ms. Kane that will be vested and/or exercisable within 60 days of February 28, 2021.
(15)Includes 17,059 shares of Class A Common Stock that were granted pursuant to our director compensation policy, of which 935 shares are subject to repurchase until June 29, 2021.
(16)Includes 336,947 shares of Class A Common Stock and 62,500 shares of Class B Common Stock underlying options granted to Mr. Randall that will be vested and exercisable within 60 days of February 28, 2021.
(17)The 49,072 shares of Class A Common Stock consists of (i) 13,072 shares of Class A Common Stock held by IGSB IVP III with respect to which, as indicated in footnote (8) above, Mr. Rauth disclaims beneficial ownership and (ii) 36,000 shares of Class A Common Stock with respect to which Mr. Rauth possesses sole voting and investment power. The 4,703,174 shares of Class B Common Stock consist of (i) 3,554,584 and 993,627 shares of Class B Common Stock owned by IGSB IVP III and IGSB Internal Venture Fund III, respectively, with respect to which, as indicated in footnote (8) above, Mr. Rauth may be deemed to share, but with respect to which he disclaims, beneficial ownership; and (ii) 154,963 shares of Class B Common Stock with respect to which Mr. Rauth possesses sole voting and investment power. The address for Mr. Rauth is P.O. Box 5609, Santa Barbara, CA 93150.
(18)Consists of (i) 200,000 shares of Class A Common Stock held by the 1206 Family Trust dated December 13, 2002, of which Mr. Schauser and his spouse serve as co-trustees and (ii) 3,874,585 shares of Class B Common Stock held by the 1206 Family Trust dated December 13, 2002, of which Mr. Schauser and his spouse serve as co-trustees.
(19)Consists of 42,889 shares of Class A Common Stock held directly by Mr. Trigg.
(20)Consists of (i) 3,462 shares of Class A Common Stock and 592,014 shares of Class B Common Stock held by The Palm Tree Investment Trust, of which Mr. Walker serves as trustee, (ii) 9,694 shares of Class B Common Stock held by Charles Schwab & Co., Inc. CUST FBO Jonathan Walker Roth Contributory IRA and (iii) 57,455 shares of Class A Common Stock and 74,425 shares of Class B Common Stock underlying options granted to Mr. Walker that will be vested and exercisable within 60 days of February 28, 2021. Mr. Walker possesses sole voting and dispositive power over each of these shares.
(21)Includes 935 shares of Class A Common Stock that were granted pursuant to our director compensation policy, which are subject to repurchase until June 29, 2021.

(22)Includes 2,805 and 1,756 shares of Class A Common Stock that are subject to repurchase until June 29, 2021 and November 1, 2021, respectively. Includes 801,016 shares of Class A Common Stock and 237,490 Class B Common Stock underlying options that will be vested and exercisable within 60 days of February 28, 2021.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Class A Common Stock or Class B Common Stock, which we collectively refer to as our reporting persons, to report to the SEC on a timely basis their initiation status as a reporting person and any changes in their respective beneficial ownership of our registered equity securities.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our reporting persons, we believe that during 2020, all of our reporting persons complied with all applicable SEC filing requirements under Section 16 of the Exchange Act.

RELATED PARTY TRANSACTIONS
Certain Relationships and Transactions
Other than the transactions discussed below, and the various compensation arrangements described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” since January 1, 2020, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of Class A Common Stock or Class B Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
Amended and Restated Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement that provides, among other things, certain stockholders, including certain of our executive officers, directors and principal stockholders, with demand registration rights, piggyback registration rights, and Form S-3 registration rights. All registration rights will terminate on the earlier of (i) the date that is five years after our IPO, or (ii) as to any stockholder, the first date after our IPO on which such stockholder is able to dispose of all of its registrable securities without restriction under Rule 144.
Limitation of Liability and Indemnification of Directors and Officers
Our Charter and Bylaws provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.These indemnification agreements may require us, among other things, to indemnify each of our directors and executive officers against liabilities that may arise by reason of their status or service as directors or executive officers, so long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. These indemnification agreements may require us to pay, and in some instances advance, certain expenses, damages and other payments incurred by our directors and executive officers. The indemnification agreements require us, to the extent that we maintain an insurance policy or policies providing liability insurance for our directors or executive officers, to cover such person by such policy or policies to the maximum extent available. We have obtained insurance policies under which, subject to the limitations of the polices, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. Certain of our non-employee directors may, through their relationship with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.
Employment Arrangement with Immediate Family Members of Directors and Senior Executives

We have employed in our research and development organization an immediate family member of a director since May 2013. Their base salary, which is approximately $154,000, along with their stock-based and other compensation, is commensurate with other similarly situated employees with similar skills and experience.
We have also employed in our corporate support organization an immediate family member of an executive officer since September 2018. Their base salary, which is approximately $220,000, along with their stock-based and other compensation, is commensurate with other similarly situated employees with similar skills and experience.
Policies and Procedures for Approval of Related Party Transactions

We have adopted a related party transaction policy. Pursuant to this policy, the Chairperson of our audit committee is charged with primary responsibility for determining whether, based on the particular facts and circumstances, a related person (as defined in the policy) has a direct or indirect material interest in a proposed or existing transaction involving us. Any director, officer or other employee who becomes aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest is required to disclose the matter promptly to the Chairperson of our audit committee. To assist the Chairperson of our audit committee in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chairperson of our audit committee determines that the related person would have a direct or indirect material interest in the transaction, he or she must present the transaction to our audit committee for review. Our audit committee must then either approve or reject the transaction in accordance with the terms of the policy and may only approve of the transaction if the audit committee determines that, based on all of the information presented, the related party transaction is not inconsistent with the best interests of AppFolio as a whole.
ADDITIONAL INFORMATION
Procedures for Submitting Stockholder Proposals
Requirements for Stockholder Proposals to be Brought Before Future Annual Meetings
Our Governing Documents provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must provide us with written notice no earlier than 75 days and no later than 45 days prior to the first anniversary of the date that our proxy materials relating to the preceding year’s annual meeting of stockholders (or a notice of availability of proxy materials, if earlier) were first mailed. As a result, stockholder proposals must be received by us no earlier than January 13, 2022, and no later than February 12, 2022, in order to be considered at our 2022 annual meeting of stockholders. In the event the date of our 2022 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2021 annual meeting, notice must be delivered not earlier than the close of business on the 120th day prior to such date of our 2022 annual meeting and not later than the close of business on the later of (i) the 90th day prior to such date of our 2022 annual meeting or (ii) the 10th day following the day on which public announcement of the date of our 2022 annual meeting is first made. Such notice must be provided to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer. Our Governing Documents specify certain additional requirements regarding the form and content of such notice.
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Future Proxy Materials
In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our future proxy materials must comply with Rule 14a-8 under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 6, 2021. Such proposals must be provided to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Financial Officer.
Other Business
Our Board does not presently know of any other business, other than that described in this Proxy Statement, that will be presented for consideration by our stockholders at the Annual Meeting. However, if any other business is properly brought before the Annual Meeting, or at any adjournment or postponement thereof, it is intended that the shares of our Class A Common Stock and Class B Common Stock represented by proxies will be voted in respect thereof in accordance with the judgment of the persons named as proxies.
Annual Report
A COPY OF OUR 2020 ANNUAL REPORT, AS WELL AS THIS PROXY STATEMENT, HAS BEEN POSTED ON THE INTERNET, EACH OF WHICH IS ACCESSIBLE BY FOLLOWING THE INSTRUCTIONS IN THIS PROXY STATEMENT AND THE NOTICE. WE WILL PROVIDE, WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER ON THE RECORD DATE (INCLUDING BENEFICIAL OWNERS HOLDING SHARES IN "STREET NAME"), A COPY OF OUR 2020 ANNUAL REPORT. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO APPFOLIO, INC., 50 CASTILIAN DRIVE, SANTA BARBARA, CALIFORNIA 93117, ATTN: CHIEF FINANCIAL OFFICER, OR BY EMAIL TO cfo@appfolio.com.

APPFOLIO, INC.
50 CASTILIAN DRIVE
SANTA BARBARA, CA 93117

VOTE BY INTERNET
Before the Virtual Annual Meeting -
Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Annual Meeting. You will need the 16-digit control number, printed below, in hand when you call and then follow the instructions.

During the Virtual Annual Meeting -
Go to **www.virtualshareholdermeeting.com/APPF2021**

You may attend the Annual Meeting virtually via the Internet and vote during the meeting. You will need the 16-digit control number, printed below, to attend and vote at the Annual Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the before the Annual Meeting. You will need the 16-digit control number, printed below, in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44181-P50315

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

APPFOLIO, INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Timothy Bliss
02) Jason Randall
03) Winifred Webb

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the Annual Meeting, or at any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend the Annual Meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Notice and Proxy Statement and our 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

D44182-P50315

APPFOLIO, INC.
2021 Annual Meeting of Stockholders
May 14, 2021, 8:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors of AppFolio, Inc.

The stockholder(s) hereby appoint(s) Jason Randall and Ida Kane, or either of them individually, as proxies, each with the full legal power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of AppFolio, Inc. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders to be held at 8:00 AM, Pacific Daylight Time on May 14, 2021, virtually via the Internet at www.virtualshareholdermeeting.com/APPF2021, or at any adjournment or postponement thereof.

This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, but the proxy card is signed, this proxy card will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side